Exhibit 99.1
EXECUTION COPY

ASSET PURCHASE AGREEMENT
by and among
DELOITTE LLP
as Buyer
and
BEARINGPOINT, INC.
and
THE SUBSIDIARIES OF BEARINGPOINT THAT ARE SIGNATORIES HERETO
as Sellers
Dated as of March 23, 2009

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EXHIBITS

Exhibit A	Form of Transition Services Agreement
Exhibit B	Form of Cross-License Agreement
Exhibit C	Form of Patent Assignment
Exhibit D	Form of Trademark License Agreement
Exhibit E	Form of Copyright Assignment
Exhibit F	Form of Domain Name Assignment
Exhibit G	Description of Bidding Procedures
Exhibit H	Form of Subcontract Agreement
Exhibit I	Form of Landlord Estoppel Certificate

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ASSET PURCHASE AGREEMENT
     This ASSET PURCHASE AGREEMENT (this “Agreement”), is entered into as of March 23, 2009, by and among DELOITTE LLP, a Delaware limited liability partnership (“Buyer”), BEARINGPOINT, INC., a Delaware corporation (“BearingPoint”), and each of the Subsidiaries of BearingPoint that are signatories hereto (BearingPoint and each of the Subsidiaries of BearingPoint that are signatories hereto are sometimes herein referred to collectively as “Sellers” and individually as a “Seller”).
WITNESSETH
     WHEREAS, subject to the terms and conditions hereof, (a) Sellers desire to sell, transfer and assign to Buyer (or to one or more of its designees) and Buyer desires to purchase (or to cause one or more of its designees to purchase) from Sellers, the properties and assets of Sellers used primarily in or held for use primarily in the Business (as defined below), other than the Excluded Assets (as defined below) and (b) Sellers desire to transfer and assign to Buyer (or one or more of its designees) and Buyer (or one or more of its designees) desires to assume from Sellers certain liabilities of Sellers relating to the Business;
     WHEREAS, on February 18, 2009, Sellers filed voluntary petitions for relief under Chapter 11 of Title 11 (the “Bankruptcy Cases”) of the United States Bankruptcy Code, §§ 101, et seq. (as amended) (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), and have jointly administered cases pending under Case no. 09-10691 (REG);
     WHEREAS, Sellers are currently operating the Business and managing their property as debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;
     WHEREAS, upon the terms and subject to the conditions set forth herein, Sellers intend to request that the Bankruptcy Court authorize and approve the transactions contemplated by this Agreement pursuant to Sections 105, 363 and 365 of the Bankruptcy Code; and
     WHEREAS, unless the context otherwise requires or as otherwise defined herein, capitalized terms used in this Agreement shall have the meanings set forth in Article 11 hereto.
     NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereto agree as follows:
1.	SALE OF ASSETS; PURCHASE PRICE.
     1.01 Sale of Assets.
          (a) Acquired Assets Other Than IP Assets. Upon the terms and subject to the conditions set forth in this Agreement, each Seller agrees to sell, assign, transfer, convey and deliver to Buyer and/or one or more designees of Buyer (as designated by Buyer in its sole discretion) and Buyer agrees to purchase, or cause one or more of its designees to purchase from each such Seller, all rights, title and interests of such Seller in all of the rights, properties and assets of each such Seller used primarily in or held for use primarily in the Business on the Closing Date (other than any (x) Intellectual Property, (y) Licenses and (z) Excluded Assets) (collectively, the “Acquired Non-IP Assets”), including all rights, title and interests of such Seller in the following, free and clear of all Encumbrances (other than Assumed Liabilities) in accordance with the Approval Order:
          (i) Assumed Contracts. All of Sellers’ rights, title and interests under (A) the Contracts set forth on Schedule 1.01(a)(i)(A) (the “Designated Client Contracts”), (B) the Related Contracts, (C) the Contracts relating to Sellers’ North American Public Service Unit which are neither Client Service Contracts nor Related Contracts as set forth on Schedule 1.01(a)(i)(C) (the “Other Business Contracts”), (D) the leases, subleases and licenses of real property (including any and all amendments, extensions, modifications and renewals thereof) set forth on Schedule 1.01(a)(i)(D) (the “Designated Real Property Leases”) (collectively, the “Assumed Contracts”);
          (ii) Designated Client Proposals. The Client Proposals set forth on Schedule 1.01(a)(ii) (the “Designated Client Proposals”);
          (iii) Accounts Receivable. All accounts receivable and unbilled revenue arising from or relating to the Designated Client Contracts, determined in accordance with GAAP applied in a manner consistent with the BearingPoint Financials (“Accounts Receivable”);
          (iv) Goodwill. All goodwill and general intangibles associated with the assets, properties and rights of any Seller to the extent they relate primarily to the Business, and all of Sellers’ rights (both legal and equitable) to protect their rights and interests with respect to Clients to the extent they relate primarily to the Acquired Assets and the Assumed Liabilities;
          (v) Equipment and Personal Property. All (A) equipment, computers, furniture, supplies, fixtures and other tangible personal property of any Seller (x) located at the Leased Premises, (y) located at any client site under a Designated Client Contract or (z) located at any third party site (other than a client site) if such tangible personal property is used primarily in the Business, (B) personal computers used by the Transferred Employees, wherever located and (C) all leasehold improvements made to the Leased Premises;
          (vi) Security Deposits. All security deposits of any Seller relating to the Designated Real Property Leases;
          (vii) Permits. All Permits held by Sellers, to the extent transferable, necessary to conduct the Business;
          (viii) Telephone and Fax Numbers. All telephone numbers and fax numbers assigned to the Leased Premises or any Transferred Employees;
          (ix) Causes of Action, etc. All claims, causes of action, choses in action and rights of recovery, off-set and subrogation against third Persons to the extent relating to the Acquired Assets or the Assumed Liabilities and all avoidance actions against any counterparties to any Assumed Contracts or Designated Client Proposals, to the extent related to the Assumed Contracts or Designated Client Proposals; and
          (x) Records and Documentation. Subject to Section 1.01(c)(vii) hereto, all books, records and files (including accounting and financial records, cost accounting records and files and correspondence relating to Assumed Contracts) of the Business, lists of Clients and lists of prospective clients of Sellers’ North American Public Service Unit, working papers, analytical models, Work Product, correspondence, memoranda and other documentation primarily related to the Business or otherwise related to the assets referred to in clauses (i) through (xi) of this Section 1.01(a) (collectively, the “Acquired Records”).
          (b) IP Assets. Upon the terms and subject to the conditions set forth in this Agreement (including Section 1.01(c)(ix) hereto), each Seller agrees to sell, assign, transfer, convey and deliver to Buyer and/or one or more designees of Buyer (as designated by Buyer in its sole discretion) and Buyer agrees to purchase, or cause one or more of its designees to purchase from each such Seller, all rights, title and interests of such Seller in all Intellectual Property owned by such Seller and used primarily in or held for use primarily in the Business on the Closing Date (other than (x) any Intellectual Property licensed or sublicensed to such Seller pursuant to any License, and (y) any Excluded Assets set forth on Schedule 1.01(c)(ix)) including the Intellectual Property identified on Schedule 1.01(b) (collectively, the “Business IP”). For the avoidance of doubt, the Business IP shall include, in each case, to the extent applicable, (A) all documentation and media constituting, describing or relating to such Business IP, including memoranda, manuals, technical specifications and other records wherever created and regardless of form, in each case to the extent owned by, and in the possession of, Sellers on the Closing Date; and (B) the right to sue for past, present, or future infringement and to collect and retain all damages and profits related to the Business IP.
          (c) Excluded Assets. The purchase of the Acquired Assets by Buyer and sale of the Acquired Assets by Sellers contemplated by this Agreement shall not include any of the following assets (collectively, the “Excluded Assets”):
          (i) Assets Unrelated to the Business. Assets, properties, rights and claims of every kind and description of any Seller that are neither used primarily in nor held for use primarily in the Business;
          (ii) Cash and Cash Equivalents; Prepaid Expenses. Without prejudice to Buyer’s rights pursuant to Section 9.07 hereto, any cash, cash equivalents, bank accounts and lockboxes of any Seller, any deposits of, and any rights or interests in, Sellers’ cash management system, and all prepaid expenses of the Business as of the Closing Date;
          (iii) Marketable Securities. Any marketable securities of any Seller;
          (iv) Certain Contracts. All Contracts to which any Seller is a party other than the Assumed Contracts;

          (v) Certain Proposals. All client proposals other than Designated Client Proposals;
          (vi) Taxes. Any claim, right or interest of any Seller in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon, for any Tax period (or portion thereof) ending on or prior to the Closing Date, except to the extent such refund, rebate, abatement or other recovery arises as a result of Buyer’s conduct, operation or ownership of the Business and/or the Acquired Assets for any Tax period (or portion thereof) beginning after the Closing Date;
          (vii) Certain Records and Documentation. Any books and records that any Seller is, in its good faith determination, required by Law to retain, including Tax Returns, financial statements and corporate or other entity filings; provided that Sellers shall deliver to Buyer copies of such books and records that relate to the Business or the Acquired Assets, in accordance with Section 9.05(c) hereto;
          (viii) Owned Real Property. Any and all real property owned by any Seller;
          (ix) Certain Intellectual Property. (A) All Intellectual Property (excluding Trademarks) and Licenses set forth on Schedule 1.01(c)(ix), and (B) all Trademarks owned by Sellers except for those Trademarks set forth on Schedule 1.01(b) (but subject to Section 3.08 hereto and the Trademark License Agreement);
          (x) Intercompany Contracts. All Contracts between any Seller or any Affiliate of any Seller, on the one hand, and any Seller or any Affiliate of any Seller, on the other hand, and all inter-company receivables owed by any Seller or an Affiliate of any Seller to any Seller or an Affiliate of any Seller;
          (xi) Certain Tangible Assets. All equipment, computers (including all copies of software installed on any such computers, servers or other electronic equipment, and any documentation and media constituting, describing or relating to such copies, including manuals, technical specifications and the like; provided that in the event any such software is Business IP, such software is not an Excluded Asset), furniture, supplies, fixtures and other tangible personal property of any Seller which are not located at the Leased Premises (other than (x) the tangible personal property located at any client site under a Designated Client Contract, (y) the tangible personal property located at any third party site (other than a client site) to the extent that such tangible personal property is substantially used in the Business and (z) the personal computers used by the Transferred Employees);
          (xii) Sellers’ Rights Under Agreement. Each Seller’s rights under the Transaction Agreements to which any Seller and Buyer or any of its Affiliates is a party;
          (xiii) Equity Interests. Any shares of capital stock, partnership, membership or other debt or equity securities or other interests in any Person;

          (xiv) Insurance Policies. All insurance policies of Sellers and all claims, credits, causes of action or rights thereunder and proceeds thereof, including any prepaid and unearned premiums;
          (xv) Avoidance Actions. Avoidance actions to the extent not expressly set forth in Section 1.01(a) hereto;
          (xvi) Other. All other properties, rights and assets set forth on Schedule 1.01(c)(xvi); and
          (xvii) Certain Claims. Any claims, causes of action, choses in action and rights of recovery, offset and subrogation to the extent (A) primarily related to any asset described in (i) through (xvi) above or (B) available as a defense, counterclaim, cross-claim, offset or third-party claim in connection with any Excluded Liability.
     1.02 Liabilities.
          (a) Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the Closing, that Buyer or its designees shall assume only the following obligations or liabilities: all obligations and liabilities arising from the Assumed Contracts from and after the Closing (the “Assumed Liabilities”). The assumption of liabilities by any party hereunder shall not enlarge any rights of third parties under contracts or arrangements with Buyer (or its designees) or Sellers and nothing herein shall prevent any party from contesting in good faith with any third party any of such liabilities. As provided for in Section 1.02(b) hereto, an Assumed Liability shall not include a liability for Taxes on Seller’s gain, if any, from the sale of the Business.
          (b) Excluded Liabilities. Notwithstanding anything contained in this Agreement to the contrary, neither Buyer nor any of its Affiliates will assume or agree or undertake to pay, satisfy, discharge or perform in respect of, and will not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform in respect of, any liability, obligation, indebtedness or Taxes of any Seller or of any other Person or in any way relating to the Business (whether primary or secondary, direct or indirect, known or unknown, absolute or contingent, matured or unmatured, or otherwise) or Seller’s gain, if any, from the sale of the Business on the Closing Date other than the Assumed Liabilities (such liabilities and obligations retained by Sellers, including all liabilities and obligations with respect to the Excluded Assets, being referred to herein as the “Excluded Liabilities”). Sellers shall themselves retain and, as between Sellers and Buyer, shall remain solely liable for, all of the Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, the term “Excluded Liabilities” includes:
          (i) all liabilities or obligations of any Seller owing to any current or former Affiliates, directors, officers, personnel, independent contractors, agents or other representatives of any Seller or its agents or representatives, except to the extent that such liabilities or obligations from and after the Closing are Assumed Liabilities;

          (ii) all liabilities or obligations relating to any compensation or benefits of any current or former director, officer, personnel, independent contractor, agent, or other representative of any Seller or any Seller Benefit Plans, including, in respect of workers’ compensation or claims relating to employment of personnel by, or provision of services by personnel to, any Seller, including all retirement, severance, deferred compensation, incentive, stock option, vacation, sick leave, bonus, commission, unemployment, partnership or other payments, distributions or benefits payable to or accrued in favor of such Persons on, prior to or after the Closing Date, whether or not pursuant to any Seller Benefit Plans and whether or not such Persons become personnel of Buyer or its designee;
          (iii) all liabilities or obligations relating to any Excluded Asset;
          (iv) all liabilities or obligations relating to any claim of any third party arising out of the ownership or operation of the Acquired Assets or the conduct or operation of the Business prior to the Closing or the activities of any Seller in connection with the Acquired Assets or the Business prior to the Closing;
          (v) all liabilities or obligations relating to any lease of real property other than the Designated Real Property Leases;
          (vi) all liabilities or obligations of any Seller for Taxes and all liabilities or obligations for Taxes relating to the Business or the Acquired Assets on or prior to Closing, except to the extent that such liabilities or obligations from and after the Closing are Assumed Liabilities;
          (vii) all liabilities or obligations relating to any other assets, operations, products, businesses or activities of any Seller that are not used or held for use in the Business or part of the Acquired Assets;
          (viii) all liabilities and obligations relating to the failure of any Seller to comply with any “bulk sales,” “bulk transfer” or similar Law;
          (ix) all liabilities and obligations for legal or accounting fees and any other expenses incurred by any Seller in connection with this Agreement or the consummation of the transactions contemplated herein, including any fees, expenses or other payments incurred or owed by any Seller to any agent, broker, investment banker or other firm or Person retained or employed by any Seller in connection with the transactions contemplated herein; and
          (x) all liabilities or obligations to pay cure costs with respect to Assumed Contracts.
     1.03 Purchase Price.
          (a) As the total and complete consideration for the sale by Sellers to Buyer (or one or more of its designees) of the Acquired Assets, in addition to the assumption by Buyer (or one or more of its designees) of the Assumed Liabilities, at the Closing Buyer will deliver (or cause its designees to deliver) an aggregate purchase price equal to Three Hundred Fifty Million Dollars ($350,000,000) (the “Purchase Price”), payable in cash, subject to adjustment as provided herein.
          (b) Pre-Closing Statement. Sellers shall prepare and deliver to Buyer not less than three (3) Business Days prior to the Closing Date a certificate of Sellers, dated as of such delivery date and duly executed on behalf of each Seller by an authorized executive officer thereof (the “Closing Statement”), certifying as to Sellers’:
          (i) reasonable good faith estimate of (x) Accounts Receivable, net of allowance for doubtful accounts (determined in accordance with GAAP in a manner consistent with the BearingPoint Financials), and (y) Deferred Revenue, each as of the close of business on the Closing Date and, if the Closing Date is after May 7, 2009, as of May 7, 2009; and
          (ii) calculation of the difference of (x) the Accounts Receivable net of allowance for doubtful accounts (determined in accordance with GAAP in a manner consistent with the BearingPoint Financials) as set forth in the Closing Statement minus (y) the Deferred Revenue as set forth in the Closing Statement (the “Estimated Comparison Amount”) and, if the Closing Date is after May 7, 2009, as of May 7, 2009 (the “May 7 Estimated Target Amount”); provided that the amounts set forth in the Closing Statement, including the Estimated Comparison Amount and the May 7 Estimated Target Amount, shall be determined taking into account the terms relating thereto set forth in Sections 9.06(c), 9.06(f) and 9.06(i) hereto. The Closing Statement shall further set forth in reasonable detail the basis for such determination as well as Sellers’ calculation of the difference between the Estimated Comparison Amount and Target Comparison Amount, if any. The Closing Statement shall be subject to Buyer’s reasonable agreement in writing; provided that Buyer shall promptly deliver its reasonable agreement in writing unless Buyer’s reasonable good faith estimate of the Estimated Comparison Amount or the May 7 Estimated Target Amount differs from Sellers’ estimate, in which case Buyer shall promptly deliver Buyer’s estimates and a statement setting forth in reasonable detail the basis for such determination. Sellers shall provide to Buyer such additional back-up or supporting data relating to the preparation of the Closing Statement and the calculation of the Estimated Comparison Amount and/or the May 7 Estimated Target Amount, as the case may be, as Buyer may reasonably request.
If the Closing Date is after May 7, 2009 and the Estimated Comparison Amount is greater than the Target Comparison Amount, then the amount paid to Sellers on the Closing Date pursuant to Section 1.03(c)(i) hereto shall be increased by the amount of such excess. If the Closing Date is on or before May 7, 2009 and the Estimated Comparison Amount is greater than the Target Comparison Amount or the Estimated Comparison Amount is equal to the Target Comparison Amount, the amount paid to Sellers on the Closing Date pursuant to Section 1.03(c)(i) hereto shall neither be increased nor decreased pursuant to this Section 1.03(b). Regardless of when the Closing Date is, if the Target Comparison Amount is greater than the Estimated Comparison Amount, then the amount paid to Sellers on the Closing Date pursuant to Section 1.03(c)(i) hereto shall be decreased by the amount of such excess.

          (c) Closing Date Payment. On the Closing Date, the Deposit shall be delivered to the Sellers in accordance with Section 1.09 hereto and Buyer shall pay:
          (i) to Sellers, an amount equal to $350 million ($350,000,000), adjusted as provided in Section 1.03(b) hereto, less the Deposit (subject to Section 1.09(b) hereto, if applicable) and the Escrow Amount (the “Closing Date Cash Payment”); and
          (ii) to the Escrow Agent on behalf of Sellers, an amount equal to $25 million ($25,000,000) (the “Escrow Amount”). Pursuant to the Escrow Agreement, the Escrow Amount shall be held by Escrow Agent in a designated escrow account (the “Escrow Account”) to be held for the sole purpose of securing the Seller Reconciliation Payment, if any, to be made pursuant to Section 1.05 hereto and shall be released from the Escrow Account in accordance with Section 1.05 hereto and the Escrow Agreement.
     1.04 Closing. The closing of the purchase and sale of the Acquired Assets (and the assumption of the Assumed Liabilities) provided for in this Agreement (the “Closing”) shall take place at the offices of Kramer Levin Naftalis & Frankel LLP at 1177 Avenue of the Americas, New York, New York 10036 commencing at 10:00 a.m. Eastern Daylight Time on the Business Day following the satisfaction or, if applicable, waiver of the conditions to closing set forth in Article 6 hereto, or at such other time and date as may be otherwise mutually agreed upon by the parties (the “Closing Date”). Except as otherwise expressly provided in the Transaction Agreements, all matters at the Closing shall be considered to take place simultaneously and no delivery of any documents shall be deemed complete until all transactions and deliveries of documents are completed. The Closing shall be effective as of 11:59 p.m. Eastern Daylight Time on the Closing Date.
     1.05 Post-Closing Adjustment.
          (a) Delivery of Post-Closing Statement. In no event later than thirty (30) days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement (the “Post-Closing Statement”) of Buyer’s determination of:
          (i) the actual (x) Accounts Receivable, net of allowance for doubtful accounts (determined in accordance with GAAP in a manner consistent with the BearingPoint Financials), and (y) Deferred Revenue, each as of the close of business on the Closing Date and, if the Closing Date is after May 7, 2009, as of May 7, 2009; and
          (ii) the calculation of the difference of (x) the Accounts Receivable, net of allowance for doubtful accounts (determined in accordance with GAAP in a manner consistent with the BearingPoint Financials), as set forth in the Post-Closing Statement minus (y) the Deferred Revenue as set forth in the Post-Closing Statement (the “Actual Comparison Amount”) and, if the Closing Date is after May 7, 2009, as of May 7, 2009 (the “May 7 Actual Target Amount”); provided that the amounts set forth in the Post-Closing Statement, including the Actual Comparison Amount and the May 7 Actual Target Amount, shall be determined taking into account the terms relating thereto set forth in Sections 9.06(c), 9.06(f) and 9.06(i) hereto. The Post-Closing Statement shall further set forth in reasonable detail the basis for such determination as well as Buyer’s calculation of the Seller Reconciliation Payment (and any amounts to be released from the Escrow Account) or the Buyer Reconciliation Payment, as the case may be. Buyer shall provide to Sellers such additional back-up or supporting data relating to the preparation of the Post-Closing Statement and the calculation of the Actual Comparison Amount and/or the May 7 Actual Target Amount as Sellers may reasonably request.
          (b) Acceptance Period; Delivery of Dispute Notice. Sellers may, within thirty (30) days following receipt of the Post-Closing Statement, provide Buyer with written notice (a “Dispute Notice”) of their disagreement with the calculation of the Actual Comparison Amount or the May 7 Actual Target Amount reflected on the Post-Closing Statement. If no such notice is delivered to Buyer by Sellers within such period, the Post-Closing Statement and the calculation of the Actual Comparison Amount and the May 7 Actual Target Amount reflected thereon shall be deemed final and binding upon the parties hereto. A Dispute Notice shall set forth Sellers’ determination of the Actual Comparison Amount and/or the May 7 Actual Target Amount and, in reasonable detail, the basis for such determination, and shall specify in reasonable detail the specific areas of Sellers’ disagreement with the Post-Closing Statement and the reasons therefor. Any items set forth on the Post-Closing Statement that Sellers do not specify in the Dispute Notice that they disagree with shall be deemed final and shall be binding upon the parties hereto. Buyer and Sellers shall endeavor in good faith to resolve any such disagreement within fifteen (15) days (the “Negotiating Period”) following the delivery by Sellers of such Dispute Notice. Any resolution (including any partial resolution) of such a disagreement shall be set forth in a writing executed by Buyer and Sellers, and any such resolution shall be final and binding on the parties hereto.
          (c) Determination of Disputes by Neutral Firm. If Buyer and Sellers are unable to completely resolve any such disagreement within the Negotiating Period, the unresolved issues (and only such unresolved issues) (such unresolved issues collectively, the “Dispute”) shall be promptly submitted for resolution to a recognizable, reputable and impartial certified public accounting firm that is mutually acceptable to Buyer and Sellers (the “Neutral Firm”). If Buyer and Sellers cannot agree upon a Neutral Firm within ten (10) days, the New York City office of the American Arbitration Association shall choose a recognized, reputable and impartial certified public accounting firm (other than any Affiliate of Buyer, PricewaterhouseCoopers LLP, Ernst & Young LLP, KPMG LLP, Grant Thornton LLP and Lattimore, Black, Morgan & Cain P.C. or their respective Affiliates) to act as the Neutral Firm. The Neutral Firm shall be instructed to resolve any outstanding Dispute. The parties shall instruct the Neutral Firm to render its determination within thirty (30) days of the referral of such Dispute thereto, and the determination of the Neutral Firm shall be final and binding upon the parties hereto for all purposes of this Agreement. Neither Buyer nor Sellers shall have any ex parte communications or meetings with the Neutral Firm without reasonable prior notice (which notice shall provide the other party a reasonable opportunity to participate in such communications or meetings), to Buyer (in the case of Sellers) or Sellers (in the case of Buyer). The fees and expenses of the Neutral Firm shall be borne by Buyer, on the one hand, and Sellers, on the other hand, in the same proportion that the aggregate dollar amount subject to Dispute which is not resolved in favor of Buyer and Sellers, as applicable, bears to the total dollar amount subject to the Dispute resolved by the Neutral Firm. For illustration purposes only, (A) if the total amount of the Dispute is $100,000, and Sellers are awarded $50,000 by the Neutral Firm, Buyer and

Sellers shall bear the Neutral Firm’s fees and expenses equally; and (B) if the total amount of the Dispute is $100,000, and Sellers are awarded $25,000 by the Neutral Firm, Sellers shall bear seventy-five percent (75%) and Buyer shall bear twenty-five percent (25%) of the Neutral Firm’s fees and expenses.
          (d) Post-Closing Reconciliation.
          (i) If the Corrected Closing Date Cash Payment is greater than the Closing Date Cash Payment, the Reconciliation Payment shall be paid by Buyer to Sellers (“Buyer Reconciliation Payment”). If the Corrected Closing Date Cash Payment is less than the Closing Date Payment, the Reconciliation Payment shall be paid by Sellers to Buyer (“Seller Reconciliation Payment”). If the Corrected Closing Date Cash Payment is equal to the Closing Date Payment, all funds in the Escrow Account shall be released to the Sellers in accordance with the terms and conditions of the Escrow Agreement and no other payment shall be required under this Section 1.05(d)). The Seller Reconciliation Payment, if any, shall be paid to Buyer as follows: first, to the extent of the Escrow Amount in accordance with the Escrow Agreement, and if the Escrow Amount is insufficient to cover the full amount of the Seller Reconciliation Payment, then Sellers shall pay to Buyer by wire transfer of immediately available funds an amount equal to the difference between the Seller Reconciliation Payment and the Escrow Amount within five (5) Business Days of the date in which the Actual Comparison Amount is finally determined pursuant to Section 1.05(b) hereto or Section 1.05(c) hereto, as the case may be. Payment of the Buyer Reconciliation Payment, if any, shall be made by wire transfer of immediately available funds within five (5) Business Days of the date in which the Actual Comparison Amount is finally determined pursuant to Section 1.05(b) hereto or Section 1.05(c) hereto, as the case may be.
          (ii) In accordance with the Escrow Agreement, any amount remaining in the Escrow Account following payment of the Seller Reconciliation Payment or the Buyer Reconciliation Payment, as applicable shall be released to Sellers.
          (iii) The “Corrected Closing Date Cash Payment” shall be equal to Three Hundred Fifty Million Dollars ($350,000,000), less the Deposit (subject to Section 1.09(b) hereto, if applicable) and the Escrow Amount, adjusted as follows:
(A)	If the Closing Date is after May 7, 2009 and the Actual Comparison Amount is greater than the Target Comparison Amount, then the amount of the Corrected Closing Date Cash Payment as calculated above shall be increased by the amount of such excess;

(B)	If the Closing Date is on or before May 7, 2009 and the Actual Comparison Amount is greater than the Target Comparison Amount or the Actual Comparison Amount is equal to the Target Comparison Amount, the amount of the Corrected Closing Date Cash Payment calculated above shall neither be increased nor decreased; and

(C)	Regardless of when the Closing Date is, if the Target Comparison Amount is greater than the Actual Comparison Amount, then the amount of the Corrected Closing Date Cash Payment calculated above shall be decreased by the amount of such excess.
          (iv) The “Reconciliation Payment” shall be equal to the difference (expressed as a positive number), if any, between the Corrected Closing Date Cash Payment determined based on the Actual Comparison Amount as finally determined pursuant to Section 1.05(b) or Section 1.05(c) hereto, as the case may be, and the Closing Date Cash Payment.
     1.06 Transfer Expenses. All federal, state, local and foreign sales, transfer, stamp, documentary and notarial taxes, fees and other duties (collectively, “Transfer Expenses”), if any, under applicable Law incurred in connection with the sale and transfer of the Acquired Assets pursuant to this Agreement will be borne and paid by Sellers and Sellers shall promptly reimburse Buyer (or its designee) for any Transfer Expenses which Buyer (or its designee) is required to pay under applicable Law in connection herewith. Sellers shall, at their sole cost and expense, file all necessary Tax Returns and other documentation required by applicable Law with respect to such Transfer Expenses.
     1.07 Allocation of Purchase Price. The Adjusted Purchase Price and other relevant items shall be allocated for purposes of this Agreement and for federal, state, local and foreign tax purposes in accordance with a statement to be delivered by Buyer to Sellers as soon as reasonably practicable after the Closing Date (the “Allocation Statement”). The Allocation Statement shall be prepared in a manner consistent with (x) the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and any corresponding requirements of any state, local or foreign Tax laws (y) the principles, methodology and preliminary estimate prepared by Buyer and delivered to Sellers no less than three (3) Business Days prior to the Closing Date and which are reasonably acceptable to Sellers. Neither Sellers, Buyer nor any Affiliate of any of them shall take any position on any Tax Return that is inconsistent with the allocation set forth on the Allocation Statement, and Sellers and Buyer agree to file any Tax Returns required to be filed in connection with such allocation consistently with the foregoing. If, within ten (10) days after the delivery of the Allocation Statement, Sellers notify Buyer in writing that Sellers objects to the allocation set forth in the Allocation Statement, Buyer and Sellers shall use reasonable best efforts to resolve such dispute within twenty (20) days. If Buyer and Sellers are unable to resolve such dispute within twenty (20) days, Buyer and Sellers shall resolve such dispute in the manner described in Section 1.05(c) hereto.
     1.08 Closing Deliverables.
          (a) At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer or one or more of its designees, the following:
          (i) the officer’s certificate contemplated by Section 6.01(a) hereto;

          (ii) Assignment and Assumption Agreements as provided by Buyer in form and substance reasonably acceptable to Sellers, duly executed by each Seller (the “Assignment and Assumption Agreements”);
          (iii) Bills of Sale as provided by Buyer in form and substance reasonably acceptable to Sellers, duly executed by each Seller (the “Bills of Sale”);
          (iv) a Transition Services Agreement duly executed by each Seller, substantially in the form attached hereto as Exhibit A (the “Transition Services Agreement”);
          (v) an Escrow Agreement duly executed by each Seller and an escrow agent to be mutually agreed upon by Buyer and Seller (the “Escrow Agent”), in form and substance mutually agreed by Buyer and Sellers (the “Escrow Agreement”);
          (vi) a Cross-License Agreement duly executed by each applicable Seller, substantially in the form attached hereto as Exhibit B (the “Cross-License Agreement”);
          (vii) a Patent Assignment duly executed by each applicable Seller, in substantially the form attached hereto as Exhibit C (the “Patent Assignment”);
          (viii) a Trademark License Agreement duly executed by Dallas Project Holdings Limited, substantially in the form attached hereto as Exhibit D (the “Trademark License Agreement”);
          (ix) a Copyright Assignment duly executed by each applicable Seller, in substantially the form attached hereto as Exhibit E (the “Copyright Assignment”);
          (x) a Domain Name Assignment duly executed by each applicable Seller, in substantially the form attached hereto as Exhibit F (the “Domain Name Assignment”);
          (xi) each Seller of owned or leased real property located in the United States shall deliver an affidavit of non-foreign status, dated as of the Closing Date, in form and substance as required under the Treasury Regulations issued pursuant to Section 1445 of the Code and reasonably acceptable to Buyer;
          (xii) the Subcontract Agreement duly executed by each applicable Seller;
          (xiii) the Acquired Records, to the extent not located at the Leased Premises; and
          (xiv) such other duly executed documents, instruments and certificates as may be reasonably necessary to be delivered by any Seller pursuant to this Agreement.

          (b) At the Closing, Buyer shall deliver, or cause to be delivered, the following:
          (i) to Sellers, the officer’s certificate contemplated by Section 6.02(a) hereto;
          (ii) to Sellers, an amount equal to the Closing Date Cash Payment by wire transfer of immediately available funds to the account or accounts designated by Sellers in writing no less than three (3) Business Days prior to the Closing Date;
          (iii) to the Escrow Agent on behalf of Sellers, an amount in cash equal to the Escrow Amount by wire transfer of immediately available funds in accordance with the Escrow Agreement;
          (iv) to Sellers, Assignment and Assumption Agreements duly executed by Buyer and/or its designee;
          (v) to Sellers, the Escrow Agreement duly executed by Buyer;
          (vi) to Sellers, the Transition Services Agreement duly executed by Buyer;
          (vii) to Sellers, the Cross-License Agreement duly executed by Buyer and/or its designee;
          (viii) to Sellers, the Trademark License Agreement, duly executed by Buyer and/or its designee;
          (ix) to Sellers, the Patent Assignment, duly executed by Buyer and/or its designee;
          (x) to Sellers, the Copyright Assignment, duly executed by Buyer and/or its designee;
          (xi) to Sellers, the Domain Name Assignment duly executed by Buyer and/or its designee;
          (xii) to Sellers, the Subcontract Agreement, duly executed by Buyer and/or its designee;
          (xiii) to Sellers, copies of any consents, waivers and approvals (including approvals from Governmental Authorities) obtained by Buyer or its Affiliates that are required for the consummation of the transactions contemplated by this Agreement; and
          (xiv) to Sellers, such other duly executed documents, instruments and certificates as may be reasonably necessary to be delivered by Buyer or its Affiliates pursuant to this Agreement.

     1.09 Good Faith Deposit.
          (a) Promptly after the entry by the Bankruptcy Court of the Bidding Procedures Order, Buyer shall deliver to an escrow agent jointly selected by Sellers and Buyers (the “Deposit Escrow Agent”) cash or a letter of credit in the amount of Seventeen Million Five Hundred Thousand Dollars ($17,500,000) as an earnest money deposit (the “Deposit”), to be held in escrow pursuant to the terms and conditions of a customary escrow agreement which shall provide for a release of the Deposit as provided in this Section 1.09.
          (b) If the Closing occurs, Sellers and Buyer shall jointly instruct the Deposit Escrow Agent to release the Deposit to Sellers at the Closing as partial payment of the Purchase Price; provided that in the event that the Deposit is in the form of a letter of credit, either such letter of credit shall provide for a draw down by Sellers in the amount of the Deposit at Closing or Buyer, at its sole option, may deliver to Sellers at Closing, in addition to the Closing Date Cash Payment, a cash payment equal to the amount of the Deposit. In the event that Buyer exercises such option, Sellers and Buyer shall jointly instruct the Deposit Escrow Agent to release the Deposit to Buyer.
          (c) If the Closing does not occur and (i) this Agreement is terminated by Sellers pursuant to Section 7.01(c)(i) hereto as a result of Buyer’s material breach of its representations, warranties, covenants or agreements under this Agreement, (ii) Sellers file a suit for damages against Buyer in a court of competent jurisdiction not later than thirty (30) days after such termination of this Agreement and (iii) a final, non-appealable order is issued by a court of competent jurisdiction with respect to the amount of damages for which Buyer is liable for such material breach (the “Adjudicated Damages”), (x) Sellers shall be entitled to instruct the Deposit Escrow Agent to, in the event that the Deposit is in the form of cash, release such portion of the Deposit in an amount equal to the Adjudicated Damages or, in the event the Deposit is in the form of a letter of credit, draw on a portion of the Deposit in an amount equal to the Adjudicated Damages and release funds in such amount to the Sellers and (y) Buyer shall be entitled to instruct the Deposit Escrow Agent to release to Buyer the remainder of the Deposit, if any, in each case, as promptly as practicable, but in no event later than five (5) Business Days following the Deposit Escrow Agent’s receipt of such instructions; provided that in the event the claim for damages submitted to a court of competent jurisdiction by Sellers is less than Seventeen Million Five Hundred Thousand Dollars ($17,500,000), then Buyer shall be entitled to, in the event that the Deposit is in the form of cash, instruct the Deposit Escrow Agent to release that portion of the Deposit which exceeds the damages claimed by Sellers or, in the event that the Deposit is in the form of a letter of credit, to replace the Deposit with a substitute letter of credit in an amount that is no less than the amount of such claim for damages, in each case, as promptly as practicable, but in no event later than five (5) Business Days following the Deposit Escrow Agent’s receipt of such instructions.
          (d) If the Closing does not occur and (i) this Agreement is terminated for any reason other than pursuant to Section 7.01(c)(i) hereto or (ii) Sellers do not file suit for damages against Buyer in a court of competent jurisdiction on or before thirty (30) days after termination of this Agreement pursuant to Section 7.01(c)(i) hereto, Buyer shall be entitled to instruct the Deposit Escrow Agent to release the Deposit, as promptly as practicable, but in no event later than five (5) Business Days following the Deposit Escrow Agent’s receipt of such instructions, to Buyer.
          (e) Pending its release pursuant to the foregoing provisions of this Section 1.09, the Deposit, to the extent that such Deposit is in the form of cash, shall be held by the Deposit Escrow Agent in an interest bearing escrow account. Notwithstanding anything contained herein to the contrary, any interest which has accrued with respect to the Deposit shall be released to the Buyer from time to time in accordance with Buyer’s instructions to the Deposit Escrow Agent.
          (f) Sellers and Buyer agree to prepare, execute and deliver such written instructions as the other party or the Deposit Escrow Agent may reasonably request to ensure that the Deposit is released in accordance with this Section 1.09.
          (g) Nothing in this Section 1.09 shall be deemed to constitute a limitation on damages or limit any remedies otherwise available to any Seller.
2.	REPRESENTATIONS AND WARRANTIES OF SELLERS.
     2.01 Making of Representations and Warranties. As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Seller jointly and severally hereby makes to Buyer the representations and warranties contained in this Article 2 as of the date hereof and as of the Closing Date.
     2.02 Organization. Each Seller has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization. Subject to the applicable provisions of applicable bankruptcy and insolvency law each Seller has the requisite power (corporate and other) and authority to own or lease its assets and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted. Each Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or use of its assets or conduct of its business requires it to be so qualified or licensed and in good standing except where any such failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Value Diminution.
     2.03 Authority.
          (a) Each Seller has the authority and power (corporate and other) to execute, deliver and perform the Transaction Agreements and each other document and instrument contemplated thereby to be executed and delivered by such Seller and subject to the entry by the Bankruptcy Court of the Bidding Procedures Order (in the case of Section 7.02(b) hereto) and the Approval Order (in the case of all other provisions), to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of the Transaction Agreements have been duly authorized by all necessary action of such Seller and subject to the entry by the Bankruptcy Court of the Bidding Procedures Order (in the case of Section 7.02(b) hereto) and the Approval Order (in the case of all other provisions), no other action on the part of such Seller is required in connection therewith.

          (b) Subject to the entry by the Bankruptcy Court of the Bidding Procedures Order (in the case of Section 7.02(b) hereto) and the Approval Order (in the case of all other provisions), the Transaction Agreements and each other document and instrument contemplated thereby to which a Seller is a party, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute, or when executed and delivered by such Seller will constitute, valid and binding obligations of such Seller enforceable against such Seller in accordance with their terms. Except (x) for the entry by the Bankruptcy Court of the Bidding Procedures Order and the Approval Order, (y) as may be required pursuant to the HSR Act or (z) as set forth on Schedule 2.03(b), no material consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be made or obtained by Sellers in connection with the execution, delivery or performance of this Agreement by Sellers or the consummation of the transactions contemplated hereby. Subject to the entry by the Bankruptcy Court of the Bidding Procedures Order (in the case of Section 7.02(b) hereto) and the Approval Order (in the case of all other provisions), except as set forth on Schedule 2.03(b), the execution, delivery and performance by each Seller of the Transaction Agreements:
          (i) does not and will not violate any provision of the charter or bylaws (or comparable organizational documents) of any Seller;
          (ii) except as may be required pursuant to the HSR Act, does not violate in any material respect (x) any material law, rule, regulation, code, plan, judgment, injunction, ruling, order, writ, decree or award, (including final determinations under arbitration proceedings) or other restriction of any court, arbitrator or Governmental Authority (“Law”) or (y) any material Permit applicable to Sellers or require any Seller to obtain prior to the Closing any material approval, consent or waiver of, or make any filing with, any Person or Governmental Authority that has not been obtained or made; and
          (iii) does not and will not (A) result in a material breach of, constitute a material default under, accelerate any material obligation under, or give rise to a right of termination of any material indenture or loan or credit agreement or any other material Contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award by which any of the Acquired Assets are bound or affected or (B) result in the creation or imposition of any material Encumbrance on any of the Acquired Assets.
     2.04 Accounts Receivable.
          (a) Set forth on Schedule 2.04(a) is a true and complete list of all Accounts Receivable as of February 28, 2009 and the aging thereof. All Accounts Receivable have arisen in connection with bona fide transactions and in respect of services performed in a professional manner in all material respects in accordance with the material terms of the relevant engagement. All Accounts Receivable have been recorded in the ordinary course of business consistent with past practice in all material respects. There is no material claim for nonpayment or offset of any Accounts Receivable or portion thereof. Except as expressly provided for in the applicable Assumed Contract, no Seller has granted, or agreed to grant, any material rebates, concessions, discounts, write-offs or allowances with respect to any Accounts Receivable or with respect to any current Client engagements or proposed engagements.
          (b) Except as set forth on Schedule 2.04(b), as to each Client engagement under an Assumed Contract that is a fixed or capped fee engagement, the proportion of the fees received by Sellers or consisting of Accounts Receivable, with respect to services already performed in respect to such engagement represents in all material respects an equitable allocation of the overall fees for such engagements based on the costs incurred by Sellers with respect to the services already performed and the costs that remain to be incurred by Buyer to complete such engagement.
          (c) Schedule 2.04(c) sets forth a true and complete list of Deferred Revenue for each Designated Client Contract as of the date specified on such Schedule.
     2.05 Assets. The Acquired Assets, together with any services provided to Buyer under the Transition Services Agreement, and the rights of Buyer under the Cross-License Agreement and the Trademark License Agreement, collectively, constitute all of the assets, property, rights and systems of Sellers used primarily in or held for use primarily in, or necessary for the conduct or operation of the Business, and are sufficient for the continued conduct of the Business after the Closing Date in substantially the same manner as the Business is currently being conducted. Sellers own and hold good and valid title, leasehold title or license to, as the case may be, all the Acquired Assets, free and clear of any Encumbrances, except for Permitted Liens. At Closing, Sellers will convey (or cause to be conveyed) to Buyer good and valid title to all the Acquired Assets, free and clear of any Encumbrances (other than the Assumed Liabilities) in accordance with the Approval Order.
     2.06 Intellectual Property.
          (a) Schedule 2.06(a) sets forth a true and complete list of all Business IP that is Registered (each identified as a Patent, Trademark or Copyright). Where applicable, the following is provided for each item listed on Schedule 2.06(a): owner’s name, registration number, serial number or other identification and the applicable jurisdiction.
          (b) To Sellers’ Knowledge, all material Business IP is valid, subsisting and enforceable.
          (c) To Sellers’ Knowledge, in the conduct of the Business, no Seller is violating, nor has any Seller violated, any Intellectual Property of another Person in any material respect. No suit, action, reissue, reexamination, interference, arbitration, mediation, opposition, cancellation or other proceeding to which any Seller is a party (collectively, “Suit”) is pending concerning any claim or position that any Seller has violated, in the conduct of the Business, any Intellectual Property of another Person, nor, to Sellers’ Knowledge, has any such Suit been threatened in writing.
          (d) To Sellers’ Knowledge, no Person is violating any Business IP in any material respect. No Suit is pending concerning the Business IP, including any Suit concerning a claim or position that the Business IP has been violated or is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by any Seller, nor, to Sellers’ Knowledge, has any such Suit been threatened in writing.
          (e) Sellers own or otherwise hold valid rights to use all Business IP.
          (f) To Sellers’ Knowledge, Sellers have timely made all filings and payments with the appropriate foreign and domestic agencies required to maintain in subsistence all material Business IP that is Registered and to confirm and effect Sellers’ ownership thereof.
          (g) Sellers have taken all reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets included in the Business IP which are material to the Business, including entering into appropriate confidentiality agreements with all officers, directors, employees, and other Persons with access thereto, in accordance with customary practice in Sellers’ industry.
     2.07 Litigation. Except as set forth on Schedule 2.07 and except for the Bankruptcy Cases and any motion, application, pleading or order filed in the Bankruptcy Cases that relate to any Transaction Agreements, the Bidding Procedures Order and/or the Approval Order, there is no pending or, to Sellers’ Knowledge, threatened material action, suit, proceeding, claim, opposition, challenge, charge or investigation before any court or other Governmental Authority affecting any of the Acquired Assets, Assumed Liabilities or the Business or that relates to this Agreement or any other Transaction Agreement. Except to the extent that it would not subject Buyer or its Affiliates to any liability or materially restrict the ownership or impair the use of the Acquired Assets or the operation of the Business by Buyer after the Closing, there are no outstanding judgments, writs, injunctions, orders, decrees or settlements that apply, in whole or in part, to the Acquired Assets, the Assumed Liabilities or the Business, in any material respect.
     2.08 Compliance with Law. Except as set forth in Schedule 2.08, Sellers are in compliance in all material respects with all Laws, orders and settlements applicable to the conduct or operations of the Business.
     2.09 Customers and Suppliers. Except as set forth on Schedule 2.09, since January 1, 2008 until the date hereof, there has not been and there exists no actual or, to Sellers’ Knowledge, threatened termination, cancellation or material limitation of, or material and adverse modification to or change in, the business relationship between (a) any Seller, on the one hand, and any customer or customers, on the other hand, whose agreements with Sellers are, individually or in the aggregate, material to the Business or the Acquired Assets, or (b) any Seller, on the one hand, and any supplier, on the other hand whose agreements with Sellers, are individually or in the aggregate, material to the Business or the Acquired Assets.
     2.10 Real Property.
          (a) There are no security deposits for any of the Designated Real Property Leases. Each Seller enjoys peaceful and undisturbed possession and access to the leased premises demised pursuant to the Designated Real Property Leases (the “Leased Premises”) in all material respects and has a valid and binding leasehold interest in each of the Leased Premises free and clear of any Encumbrances other than Permitted Liens and Encumbrances that may exist against the fee interest owned by the landlord thereto the existence of which, and which if violated or defaulted, would not reasonably be expected to be material and have the effect of terminating or canceling or otherwise materially and adversely affecting the rights of the tenant under any Designated Real Property Lease. To Sellers’ Knowledge, the Leased Premises have no material defects, and no other facts or conditions exist, which would reasonably be expected to materially impair the day to day use or occupancy thereof for the conduct of the Business. All requisite certificates of occupancy and other Permits or approvals required with respect to the improvements therein and the occupancy and use thereof have been obtained and are currently in effect and no such permits or approvals will be required as a result of the transactions contemplated by this Agreement, to be issued after the date hereof in order to permit Buyer, following the Closing, to continue to operate such Leased Premises in substantially the same manner that such Leased Premises are operated on the date hereof. Sellers have received no written notification that they are in violation of any applicable building, zoning, health or other Law which would reasonably be expected to materially adversely affect the use or operations of any Leased Premises, except for any written notifications that pertain to violations that have been cured or resolved. Sellers have made available to Buyer a correct and complete copy of each Designated Real Property Lease, including any and all amendments, extensions, modifications and renewals thereof.
          (b) No owned real property of Sellers is included in the Acquired Assets or the Assumed Liabilities. There exists no Contract with respect to any Sellers’ occupancy of, or any other interest of any Seller in, the Leased Premises other than under the Designated Real Property Leases.
          (c) With respect to each Designated Real Property Lease: (i) there are no material disputes with respect to such Designated Real Property Lease and Sellers have received no written notice of any default thereunder (or condition or event, which, after notice or a lapse of time or both, would constitute a default thereunder), other than any default arising solely as a result of the commencement of the Bankruptcy Cases; (ii) to Sellers’ Knowledge, there are no material defaults (or condition or event, which, after notice or a lapse of time or both, would constitute a material default thereunder) under any Designated Real Property Lease on the part of the landlord thereunder, other than any default arising solely as a result of the commencement of the Bankruptcy Cases; and (iii) no security deposit or portion thereof deposited with respect to such Designated Real Property Lease has been applied in respect of a material breach or default thereunder which has not been redeposited in full.
     2.11 Contracts.
          (a) Schedule 2.11(a) sets forth a true and complete list of each subcontractor that Sellers paid between January 1, 2008 and February 28, 2009 and identifies the Designated Client Contract with respect to which such subcontractors performed services. Sellers have made available to Buyer a correct and complete copy of each Assumed Contract, or in the case of an oral Assumed Contract, a correct and complete summary thereof.
          (b) Except as set forth on Schedule 2.11(b), each Assumed Contract is, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding agreement of each Seller party thereto, enforceable in accordance with its terms subject, as to the enforcement of remedies, to the applicable provisions of bankruptcy law and is in full force and effect. Except as set forth on Schedule 2.11(b), each Seller party to an Assumed Contract has performed, in all material respects, the obligations required to be performed by it under such Assumed Contract. To Sellers’ Knowledge, there is no default by any other party to any Assumed Contract. Except as set forth on Schedule 2.11(b) and this Agreement, no Seller has assigned, delegated or otherwise transferred, or entered into any agreement to so assign, delegate or otherwise transfer, any of its rights or obligations with respect to any Assumed Contract.
          (c) Except as set forth on Schedule 2.11(c) and except as has resulted solely from Sellers’ commencement of the Bankruptcy Cases, to Sellers’ Knowledge no Seller is in default or breach of any Commercial Client Contract and no party to any Commercial Client Contract has given any Seller notice of its intention to cancel or terminate any Commercial Client Contract.
          (d) All Assumed Contracts which place material restrictions on a Seller or any other Person, including the ability to engage in any business in any place, or to solicit clients or solicit Persons for employment or as independent contractors, are set forth on Schedule 2.11(d).
          (e) To the Seller’s Knowledge, Schedule 2.11(e) sets forth a list of substantially all of the Teaming Agreements.
          (f) Schedule 2.11(f) sets forth a true and complete list of all surety bonds maintained by a Seller pursuant to the requirements of a Designated Client Contract (such Schedule indicating, for each Designated Client Contract, the applicable amount of such surety bond and issuing institution).
          (g) Schedule 2.11(g) sets forth a true and complete list of all letters of credit maintained by a Seller pursuant to the requirements of a Designated Client Contract (such Schedule indicating, for each Designated Client Contract, the applicable amount of such letter of credit and issuing institution) (the “Relevant LCs”).
          (h) No Seller is a party to any labor or collective bargaining agreement with respect to any Transferred Employee.
     2.12 Government Contracts.
     Except as set forth on Schedule 2.12:
          (a) To Sellers’ Knowledge, (i) each Government Contract was legally awarded and (ii) no Government Contract is the subject of bid or award protest proceedings. To Sellers’ Knowledge, no threatened action or ongoing audit exists which would reasonably be expected to give rise to a material claim for price adjustment of any Government Contract under the Truth in Negotiations Act or under any other price reduction provision, agreement or commitment, including a “Price Reductions” clause, “favorite nation” clause.
          (b) To Sellers’ Knowledge, no Seller is in material violation of any statutory and regulatory requirements pertaining to the Government Contracts, including, as amended, the Anti-Kickback Act, Armed Services Procurement Act, False Claims Act, Federal Procurement

and Administrative Services Act, Federal Acquisition Regulation (the “FAR”), FAR cost principles, Cost Accounting Standards, Procurement Integrity Act, Program Fraud Civil Remedies Act, Small Business Act and Truth in Negotiations Act. To Sellers’ Knowledge, Sellers have complied in all material respects with all material terms and conditions, including all clauses, provisions, specifications, and quality assurance, testing and inspection requirements of the Government Contracts, whether incorporated expressly, by reference or by operation of law. To Sellers’ Knowledge, all facts set forth in or acknowledged by any representations, certifications or disclosure statements made or submitted by or on behalf of any Seller in connection with any Government Contract and its quotations, bids and proposals for Government Contracts were current, accurate and complete in all material respects as of the date of their submission. To Sellers’ Knowledge, Sellers have complied in all material respects with all applicable representations, certifications and disclosure requirements under all Government Contracts and each of its quotations, bids and proposals for Government Contracts. Sellers have developed and implemented a government contracts compliance program which includes corporate policies and procedures to promote compliance in all material respects with applicable government procurement statutes, regulations and material contract requirements. To Sellers’ Knowledge, no facts exist that could reasonably be expected to give rise to a material liability of any Seller under the False Claims Act. To Sellers’ Knowledge, no Seller has undergone or is undergoing any material review, inspection, investigation, survey or examination of records relating to any Government Contract, including any Government Contract with respect to which provision of professional services has been completed. To Sellers’ Knowledge, no formally announced audit, review, inspection, investigation, survey or examination of records described on Schedule 2.12(b) has revealed any fact, occurrence, or practice which could affect the Acquired Assets, or continued eligibility to receive and perform Government Contracts. To Sellers’ Knowledge, no Seller has made any payment, directly or indirectly, to any Person in violation of Laws, including Laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions and contingent fee payments. To Sellers’ Knowledge, Sellers have complied in all material respects with all applicable material requirements under each Government Contract relating to the safeguarding of and access to classified information. Sellers’ cost accounting systems and, to Sellers’ Knowledge its purchasing systems are in material compliance with all applicable material government procurement statutes and regulations and with the requirements of the Government Contracts (or any of them).
          (c) There are neither any outstanding material claims nor disputes against any Seller relating to any Government Contract nor, to Sellers’ Knowledge, any facts or allegations that could reasonably be expected to give rise to such a claim or dispute in the future. To Sellers’ Knowledge, no Seller has been or is currently under any material administrative, civil or criminal investigation or indictment disclosed to Sellers involving alleged false statements, false claims or other misconduct relating to any Government Contract or quotations, bids and proposals for Government Contracts, and to Sellers’ Knowledge, there is no basis for any such investigation or indictment. No Seller has been or is currently a party to any material administrative or civil litigation involving alleged false statements, false claims or other misconduct relating to any Government Contract or quotations, bids or proposals for Government Contracts and to Sellers’ Knowledge, there is no reasonable basis for any such proceeding. To Sellers’ Knowledge, neither the U.S. Government nor any prime contractor or higher-tier subcontractor under a Government Contract has withheld or set off, or attempted to withhold (other than the hold-backs pursuant to contracts in the ordinary course of business) or set-off, material amounts of money otherwise acknowledged to be due to a Seller under a Government Contract. To Sellers’ Knowledge, neither the U.S. Government nor any prime contractor or higher-tier subcontractor under an outstanding Government Contract has questioned or disallowed any material costs claimed by a Seller under any Government Contract, and to Sellers’ Knowledge, there is no fact or occurrence that could be a reasonable basis for disallowing any such costs.
          (d) Neither the U.S. Government nor any prime contractor or higher-tier subcontractor under a Government Contract nor any other Person has notified any Seller, either in writing or to Sellers’ Knowledge other than in writing, of any actual or alleged material violation or material breach of any statute, regulation or material contract term. To Sellers’ Knowledge, except as has resulted solely from Sellers’ commencement of the Bankruptcy Cases, no Seller has received any material show cause, cure, deficiency, default or similar notices relating to any Government Contract and there exist no facts or allegations that would reasonably be expected to give rise to such a notice in the future. Neither any Seller nor any director, officer, employee, consultant or Affiliate thereof has been or is now suspended, debarred, or proposed for suspension or debarment from government contracting, and to Sellers’ Knowledge, no facts exist which would reasonably be expected to give rise to such suspension or debarment or proposed suspension or debarment. To Sellers’ Knowledge, no determination of non-responsibility has been issued against any Seller with respect to any Designated Client Proposal.
          (e) No Seller has received any written cure notice, show cause notice, notice of termination, or to Sellers’ Knowledge any other notice indicating an intent to terminate a Government Contract for default. No Seller has received any written notice of termination or, to Sellers’ Knowledge any notice indicating an intent to terminate any material Government Contract for convenience.
          (f) To Sellers’ Knowledge, there has been no allegation, charge, finding, investigation or report (internal or external to any Seller) to the effect that any Seller has sold material goods or services to a Governmental Entity that are, or were, not clearly described in the statement of work of a Government Contract pursuant to which the goods or services were delivered to the Governmental Entity.
          (g) No Seller has made any assignment of any Government Contract or of any right, title or interest in or to any Government Contract to any Person. No Seller has entered into any financing arrangements in which the revenues or other benefits under any one or more Government Contract(s) have been conveyed, sold or otherwise transferred in whole or in part to any other Person.
          (h) Sellers are in compliance in all material respects with all applicable Laws with respect to the possession and maintenance of all government-furnished property (as defined in the FAR) in respect to the Government Contracts.
          (i) (i) as of the date of this Agreement, other than a review by a Governmental Authority that has not been disclosed to a Seller by such Governmental Authority, no Seller is undergoing any audit, review or agreed upon procedures inspection by any administrative contracting officer, the U.S. Defense Contract Audit Agency (“DCAA”) or the

U.S. General Services Administration in respect of any Government Contracts, and (ii) no Seller has had any material adjustments arising out of any of the above-referenced audits, reviews or procedure inspections since December 31, 2001 in respect to any Government Contracts.
          (j) Sellers are, in respect to the Government Contracts, in compliance with all applicable Laws regarding national security, including those obligations specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995), and any supplements, amendments or revised edition thereof.
          (k) Sellers are, in respect to the Government Contracts, in compliance in all material respects with all applicable Laws and contractual obligations regarding application and data security, including The Federal Information Security Management Act of 2002, as amended, and the regulations and mandates issued thereunder.
          (l) Except to the extent that such disclosure is prohibited by applicable Law, Schedule 2.12(l) sets forth a true and complete list of all material facility security clearances held by any Seller in respect to the Government Contracts.
          (m) To Sellers’ Knowledge, each Business Employee possessed (during the time of performance) all of the required credentials (e.g., education and experience) and security clearances specified in or required by such Government Contract. To Sellers’ Knowledge, there is no existing information, fact, condition or circumstance that would cause any Seller to lose its facility security clearances in respect of any Government Contracts.
          (n) Sellers are in compliance in all material respects with all Laws regarding U.S. export control, including in respect of U.S. Department of State International Trafficking in Arm Regulations, U.S. Department of Commerce Export Administration regulations, U.S./Canada Joint Certification Program and U.S. Customs requirements.
          (o) No facts, events or other circumstances exist, that violates or otherwise constitutes a basis on which the U.S. Government or any other Person might reasonably claim to violate, the covenant against contingent fees under any Government Contract, or 10 U.S.C. § 2506, 41 U.S.C. § 254 or FAR 52.183-5.
          (p) Schedule 2.12(p) sets forth a true and complete list of all Government Contracts as of the date set forth on Schedule 2.12(p) that are “fixed price” and Sellers neither believe nor have a reasonable basis to believe that the costs associated with completing the performance of any such fixed price Government Contract after the Closing Date will exceed the fixed price to be earned and paid thereunder after the Closing Date.
          (q) As of the date hereof, the aggregate At-Risk Amounts do not exceed $250,000, and Schedule 2.12(q) sets forth, as of the date hereof, each Government Contract in respect of which there is an At-Risk Amount, and the amount and the aging thereof.
          (r) Sellers have established and implemented all policies, procedures and programs, and made all required disclosures of matters that are required to be disclosed, by FAR 52.203-13.

          (s) To Sellers’ Knowledge, Sellers are, in respect to the Government Contracts, in compliance in all material respects with all applicable Laws regarding “organizational conflicts of interest” and, to Sellers’ Knowledge, Schedule 2.12(s) sets forth certain “OCI” mitigation plans of Sellers in respect of the Business or any Government Contracts.
     2.13 Finder’s Fee. Except for Greenhill & Co., LLC and AlixPartners, LLC, whose fees and expenses shall be the sole responsibility of Sellers, Sellers have not incurred or become liable for any broker’s commission or finder’s fee which would be payable by Buyer relating to or in connection with the transactions contemplated by this Agreement and Sellers shall indemnify and hold Buyer harmless from and against any liability with respect to any and all such commissions and fees.
3.	COVENANTS OF SELLERS.
     3.01 Making of Covenants and Agreements. Each Seller jointly and severally hereby makes the covenants and agreements set forth in this Article 3.
     3.02 Confidential Information. Each Seller shall, and shall cause its Subsidiaries, officers, directors, agents and representatives to, hold in strict confidence and not to disclose to any other Person, any Business Confidential Information, directly or indirectly, or otherwise use any Business Confidential Information for its or their own purpose or for the benefit of any Person other than Buyer at Buyer’s request, unless such disclosure (w) is made prior to Closing and in the ordinary course of business consistent with past practice, (x) has been authorized in writing by Buyer, (y) is necessary to permit Sellers to continue to provide access to the electronic data room containing information regarding the Business to Persons having access to such data room on the date hereof in accordance with Section 3.06 hereto, or (z) after entry of the Bidding Procedures Order and before Closing, is made to a Qualified Bidder (as defined in the Bidding Procedures Order) in accordance with the Bidding Procedures Order. If Sellers or any of their representatives are required by Law to disclose any Business Confidential Information, Sellers shall provide Buyer with prompt written notice, unless notice is prohibited by Law, of any such request or requirement so that Buyer may seek a protective order or other appropriate remedy. If, failing the entry of a protective order, Sellers are, based on the advice of their counsel, legally required to disclose such Business Confidential Information, Sellers may disclose that portion of Business Confidential Information that counsel advises that Sellers are legally required to disclose and will exercise reasonable best efforts to obtain assurance to the extent possible that confidential treatment will be accorded to that portion of Business Confidential Information that is being disclosed. In any event, Sellers will not oppose action by Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded Business Confidential Information. Notwithstanding anything in this Agreement to the contrary, except as expressly set forth in Section 3.07 hereto, nothing in this Agreement shall in any way restrict the use of Residuals by Sellers or their respective Subsidiaries, officers, directors, agents or representatives.
     3.03 Conduct of Business. Except as expressly permitted in this Section 3.03 or as required by Law, Sellers agree that, between the date of this Agreement and the Closing Date, Sellers shall operate the Business in the ordinary course consistent with past practice and Sellers shall use their reasonable best efforts to preserve and protect the Acquired Assets and the current business organizations of the Business, comply in all material respects with all applicable Laws and use their reasonable best efforts to preserve their current relationship with the customers, clients, contractors and others having business dealings with respect to the Business. Without limiting the generality of the foregoing, Sellers shall not, without the prior written consent of Buyer:
          (a) grant a participation or security interest in, mortgage, pledge or otherwise encumber or subject to an Encumbrance any of the Acquired Assets, other than in the ordinary course of business consistent with past practice;
          (b) sell, assign, lease, transfer or convey any Acquired Asset to any Person, other than in the ordinary course of business consistent with past practice; provided that Sellers shall not in any event sell, assign, lease, transfer or convey any (x) Designated Real Property Lease or (y) Client Service Contract or Client Proposal other than those set forth on Schedule 3.03(b);
          (c) amend, modify, cancel or waive any of their rights under any Assumed Contract, other than in the ordinary course of business consistent with past practice; provided that Sellers shall not in any event amend, modify, cancel or waive any of their material rights under any Designated Real Property Lease;
          (d) terminate the employment of any Business Employee above the level of Managing Director (other than for cause);
          (e) (i) abandon or cancel any of the Business IP, or otherwise take or permit third parties under its control to take any action, or omit to take any action, which would reasonably be expected to have a materially adverse effect on the validity, enforceability or value of any Business IP or Sellers’ rights therein and thereto or (ii) sell or assign its interest in, grant any license under, or enter into any other agreement with respect to any Business IP, other than in the ordinary course of business consistent with past practice or pursuant to the Bidding Procedures Order;
          (f) other than as required by Law or existing plans or agreements grant any increase to the base compensation of any Business Employee or otherwise adopt, modify or terminate any employee benefit plan, program or arrangement with respect to Business Employees, except for compensation increases granted to non-executive Business Employees in the ordinary course of business consistent with past practice;
          (g) bill or collect its receivables other than in the ordinary course of business consistent with past practice; or
          (h) commit to any of the foregoing.
     3.04 Taxes. Without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), no Seller nor any Affiliate of any Seller shall, to the extent it may affect or relate to any of the Acquired Assets in the hands of Buyer, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect, with respect to the Acquired Assets, of increasing the Tax liability or reducing any Tax Asset of Buyer or any Affiliate of Buyer. For purposes of this Agreement, “Tax Asset” shall mean any net operating loss, net capital loss, Tax credit or any other Tax attribute which could reduce Taxes (including deductions and credits related to alternative minimum Taxes).
     3.05 Notices.
          (a) From time to time (but in no event on less than a weekly basis and in any event, not later than five (5) Business Days prior to the Closing Date), Sellers shall provide written notice to Buyer of any change in any of the information contained in the representations and warranties made by Sellers in Article 2 or Schedules referred to herein or attached hereto and shall promptly furnish any information which Buyer may reasonably request in relation to such change; provided that such notice shall not operate to in any way modify or cure any breach of the representations and warranties made by Sellers in Article 2 or Schedules referred to herein or attached hereto.
          (b) Sellers shall promptly notify Buyer of any litigation, arbitration or administrative proceeding pending or, to Sellers’ Knowledge, threatened against any Seller which challenges the transactions contemplated by this Agreement.
     3.06 Non-Solicitation of Competing Bids. From the date hereof until the Bankruptcy Court shall have entered the Bidding Procedures Order, Sellers shall not, and shall cause their representatives and Affiliates not to, (a) initiate contact with, solicit or encourage submission of, or discuss, negotiate or assist with, any inquiries, proposals or offers by, any Person (other than Buyer and its Affiliates, agents and representatives) in connection with any sale or other disposition of the Acquired Assets or (b) provide any Person (other than Buyer and its Affiliates, agents and representatives) with access to the books, records, operating data, contracts, documents or other information relating to the Business; provided that the foregoing shall not require Sellers to terminate any Person’s access, as in effect on the date hereof, to the electronic data room containing information regarding the Business, the Acquired Assets and the Assumed Liabilities. Sellers shall promptly notify Buyer of any proposal or offer from a third party to acquire, directly or indirectly, all or any substantial portion of the assets, properties, rights and interests of any Seller relating to Sellers’ North American Public Service Unit (each, a “Competing Bid”) received by Sellers in writing after the date hereof until the Bankruptcy Court shall have entered the Bidding Procedures Order, and Sellers shall communicate to Buyer the material terms of any such Competing Bid but not the identity of the party making such Competing Bid. From and after entry of the Bidding Procedures Order, Sellers shall communicate to Buyer the material terms of Competing Bids in accordance with the terms of the Bidding Procedures Order.

     3.07 Non-Solicitation of Employees and Customers.
          (a) Except on behalf of Buyer to the extent Sellers may hereafter agree in writing, for a period of three (3) years from the Closing Date, no Seller shall for itself or for any other Person, directly or indirectly:
          (i) seek to provide services in connection with any rebid or recompete with respect to any Designated Client Contract, propose to enter into any successor Contract to any Designated Client Contract, persuade or seek to persuade any customer or any purchaser of services of Sellers’ North American Public Services Business as conducted by Buyer and its Affiliates or related entities in North America after the Closing to cease to do business or to reduce the amount of business which it has customarily done with Sellers’ North American Public Services Business as conducted by Buyer and its Affiliates or related entities in North America after the Closing or contemplates doing with Sellers’ North American Public Services Business as conducted by Buyer and its Affiliates or related entities in North America after the Closing, whether or not the relationship between Sellers’ North American Public Services Business as conducted by Buyer and its Affiliates or related entities in North America after the Closing and such customer was originally established in whole or in part through the efforts of a Seller; provided that nothing in this Section 3.07(a)(i) shall preclude any Seller from fulfilling the terms of any Contract (x) to which such Seller is a party as of the Closing Date and which is not an Assumed Contract or (y) arises out of or otherwise relates to a Client Proposal which has been submitted on or before the Closing Date which is not a Designated Client Proposal;
          (ii) so long as Buyer is in compliance with all of its obligations under the Transaction Agreements in all material respects, take any action which is intended by the senior management of Sellers to harm, disparage, defame, slander, or lead to unwanted or unfavorable publicity to Buyer or any of its Affiliates or other member firms of Deloitte Touche Tohmatsu; or
          (iii) assist, permit, entice, induce, encourage or allow any of its Subsidiaries or personnel or the personnel of its Subsidiaries to do any activity which, were it done by a Seller, would violate any provision of this Section 3.07(a).
          (b) Each Seller agrees that, for a period of three (3) years following the Closing Date, neither it nor its Subsidiaries will directly or indirectly recruit, solicit or hire any Transferred Employee, nor shall such Seller or its Subsidiaries encourage any Transferred Employee to terminate his or her employment or relationship with Buyer or its Affiliates; provided that this Section 3.07(b) shall not prohibit such Seller from recruiting, soliciting or hiring Transferred Employees after such Transferred Employees have been terminated by Buyer or its Affiliates (other than in connection with a transfer of such Transferred Employees to Buyer or one of its Affiliates), if such Seller or its Affiliates did not directly or indirectly have any communications prior to such termination regarding the prospect of employment after the Closing with Seller or its Affiliates with such Transferred Employees.

     3.08 Non-Use of Licensed Marks. Without limiting Sellers’ obligations under Section 3.07 hereto, from the Closing Date, no Seller shall use or permit any other Person to use, directly or indirectly, within the Territory, any of the Licensed Marks in connection with the services rendered by Sellers’ North American Public Services Business as conducted immediately prior to the Closing Date; provided that, notwithstanding anything in this Section 3.08 to the contrary, nothing in this Section 3.08 is intended to restrict Sellers’ right to use, or permit others to use, directly or indirectly, the Licensed Marks (a) on behalf of Buyer in connection with providing services to Buyer under the Transition Services Agreement, or (b) for a period of five (5) years only, which period shall begin on the Closing Date, in connection with the wind down of the portions of Sellers’ North American Public Services Business that have not been acquired by Buyer pursuant to this Agreement (including, for the avoidance of doubt, any Contracts which are not Assumed Contracts and any Client Proposals which are not Designated Client Proposals). For the purposes of this Section 3.08, “Territory” shall mean the United States and Canada, and their respective territories and possessions.
     3.09 Additional Seller Information. Within fifteen (15) days after the date hereof, Sellers shall deliver a list of all (i) Related Subcontracts, (ii) Reseller Contracts, (iii) Teaming Agreements to the extent that such Teaming Agreements have not already been listed on Schedule 2.11(e) and (iv) “OCI” mitigation plans of Sellers in respect of the Business or any Government Contracts.
4.	REPRESENTATIONS AND WARRANTEES OF BUYER.
     4.01 Making of Representations and Warranties. As a material inducement to Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby makes the representations and warranties to Sellers contained in this Article 4 as of the date hereof and as of the Closing Date.
     4.02 Organization. Buyer has been duly organized and is validly existing and in good standing under the Laws of the State of Delaware with all requisite limited liability partnership power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.
     4.03 Authority. Buyer has the requisite right, authority and limited liability partnership power to execute, deliver and perform the Transaction Agreements and each other document and instrument contemplated thereby to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of the Transaction Agreements have been duly authorized by all necessary limited liability partnership action of Buyer and no other action on the part of Buyer is required in connection therewith. The Transaction Agreements constitute, or when executed and delivered will constitute, valid and binding obligations of Buyer enforceable in accordance with their terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (ii) general principles of equity that restrict the availability of equitable remedies. The execution, delivery and performance by Buyer of the Transaction Agreements:

          (a) does not and will not violate any provision of the organizational documents of Buyer;
          (b) except as may be required pursuant to the HSR Act, does not and will not violate Laws applicable to Buyer which require Buyer to obtain any approval, consent or waiver of, or make any filing with, any Person or Governmental Authority which has not been obtained or made.; and
          (c) does not result in a material breach of, constitute a material default under, accelerate any material obligation under, or give rise to a right of termination of any material indenture or loan or credit agreement or any other material Contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award by which Buyer is bound.
     4.04 Financing. Buyer has and on the Closing Date Buyer will have sufficient funds on hand to consummate the transactions contemplated by this Agreement. Buyer acknowledges that it shall not be a condition to the obligations of Buyer to consummate the transactions contemplated hereby that Buyer have sufficient financial resources for payment of the Purchase Price.
     4.05 Finder’s Fee. Except for Houlihan Lokey Howard & Zukin Capital, Inc., whose fees and expenses shall be the sole responsibility of Buyer, Buyer has not incurred or become liable for any broker’s commission or finder’s fee which would be payable by any Seller relating to or in connection with the transactions contemplated by this Agreement.
5.	COVENANTS OF BUYER.
     5.01 Making of Covenants and Agreements. Buyer hereby makes the covenants and agreements set forth in this Article 5.
     5.02 Confidentiality. The terms of the Confidentiality Agreement shall continue in full force and effect until the Closing, at which time Buyer’s confidentiality obligations shall terminate only in respect of that portion of the items in the Confidentiality Agreement relating to the Acquired Assets and the Business that is the subject of the transactions contemplated by this Agreement and to the extent necessary for Buyer to comply with its obligations pursuant to Section 9.08 hereto. Except as set forth in the foregoing sentence, all of the confidentiality provisions of the Confidentiality Agreement shall continue in full force and effect after the Closing and will survive any termination of this Agreement. Upon the Bankruptcy Court’s entry of the Approval Order, the non-solicitation provisions of the Confidentiality Agreement shall terminate to the extent that such provisions have not already terminated in accordance with this Section 5.02.
     5.03 Letters of Credit. As soon as practicable after the Closing Date, Buyer agrees to use commercially reasonable efforts to cause the counterparty to any Assumed Contract which is supported by an outstanding Relevant LC to release and terminate the Relevant LC. If it elects to do so, Buyer may replace such Relevant LC or instead obtain a back-to-back letter of credit acceptable to the current issuing bank naming the current issuing bank as beneficiary with respect to such Relevant LC (a “Back-to-Back Letter of Credit”). If no Back-to-Back Letter of

Credit has been issued with respect to an outstanding Relevant LC and amounts are drawn under such outstanding Relevant LC after the Closing Date, Buyer shall reimburse the issuer of such Relevant LC for any such amounts pursuant to the terms of such Relevant LC, solely to the extent that Seller would be obligated to reimburse or pay such amounts pursuant to the terms of the Relevant LC documents and Buyer shall be subrogated to all rights of such issuer and Seller in respect of any such amounts provided Buyer shall have no right of reimbursement or other recourse that the issuer has against any letter of credit lender in respect of such amounts. Notwithstanding the foregoing, if amounts are drawn under a Relevant LC prior to the Closing Date and Buyer is refunded any amounts in respect of such drawing, Buyer agrees to promptly turn over such amounts to Seller and such amounts shall not be applied to satisfy obligations of Buyer under the Assumed Contract arising after the Closing Date.
6. CONDITIONS.
     6.01 Conditions to the Obligations of Buyer. Subject to Section 7.03 hereto, the obligation of Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:
          (a) Representations; Warranties; Covenants. Each of the representations and warranties of Sellers contained in this Agreement shall be true and correct (without regard for any materiality qualifiers therein) as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of another specified date or time prior to the date hereof (which need only be true and complete as of such date and time), in each case with only such exceptions that have not had and would not reasonably be expect to have, individually or in the aggregate, a Material Value Diminution. All of the covenants and agreements to be complied with and performed by Sellers on or prior to the Closing Date shall have been complied with or performed in all material respects. Sellers shall have delivered to Buyer a certificate, dated as of the Closing Date, executed on behalf of each Seller by an authorized executive officer thereof, certifying that the conditions specified above have been fulfilled.
          (b) Regulatory Approvals. All filings required to be made under the HSR Act shall have been made and any applicable waiting period thereunder shall have expired or been terminated.
          (c) Bankruptcy Court Orders.
          (i) The Bankruptcy Court shall have entered the Bidding Procedures Order; and
          (ii) The Bankruptcy Court shall have entered the Approval Order and such Approval Order shall have become a Final Order.
          (d) No Injunction; Absence of Certain Litigation. No Law or preliminary or permanent injunction issued by any court of competent jurisdiction restraining or prohibiting the transactions contemplated hereby shall be in effect and no action or proceeding by any Governmental Authority to obtain such an injunction shall be pending or threatened.

          (e) Personnel Retention. The conditions specified on Schedule 6.01(e) shall have been satisfied.
          (f) Closing Deliverables. Buyer shall have received the Closing deliverables of Sellers pursuant to Section 1.08(a) hereto.
     6.02 Conditions to Obligations of Sellers. Subject to Section 7.03 hereto, the obligations of Sellers to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:
          (a) Representations; Warranties; Covenants. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (without regard for any materiality qualifiers therein) as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of another specified date or time prior to the date hereof (which need only be true and complete as of such date and time). All of the covenants and agreements to be complied with and performed by Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects. Buyer shall have delivered to Sellers a certificate, dated as of the Closing Date, executed by an authorized executive officer of Buyer, certifying in such detail as Sellers may reasonably request that the conditions specified above have been fulfilled.
          (b) Regulatory Approvals. All filings required to be made under the HSR Act shall have been made and any applicable waiting period thereunder shall have expired or been terminated.
          (c) No Injunction; Absence of Certain Litigation. No Law or preliminary or permanent injunction issued by any court of competent jurisdiction restraining or prohibiting the transaction contemplated hereby shall be in effect and no action or proceeding by any Governmental Authority to obtain such an injunction shall be pending or threatened, except for such actions or proceedings which would not be reasonably likely to prohibit Sellers from consummating the transactions contemplated by this Agreement or performing their obligations hereunder.
          (d) Bankruptcy Court Approval. The Approval Order shall have been entered by the Bankruptcy Court and such Approval Order shall have become a Final Order.
          (e) Closing Deliverables. Sellers shall have received the Closing deliverables of Buyer pursuant to Section 1.08(b) hereto.
7.	TERMINATION OF AGREEMENT; RIGHTS TO PROCEED.
     7.01 Termination. At any time prior to the Closing, this Agreement may be terminated as follows:
          (a) by mutual written consent of Buyer and Sellers;

          (b) by Buyer, provided that, as of the date of termination of this Agreement by Buyer, the condition specified in Section 6.02(a) hereto is satisfied, (i) if, as of such date of termination, the condition specified in Section 6.01(a) hereto is not satisfied and any such breach shall have remained uncured for a period of ten (10) Business Days after Buyer shall have given written notice of such breach to Sellers (provided that no cure period shall be required for a breach which by its nature cannot reasonably be expected to be cured within such time period), (ii) if Sellers shall have explicitly repudiated this Agreement and such repudiation shall have remained uncured for a period of ten (10) Business Days after Buyer shall have given written notice thereof to Sellers, (iii) if any of the conditions to the obligations of Buyer set forth in Section 6.01 hereto shall have become incapable of fulfillment other than as a result of a breach by Buyer of any covenant or agreement contained in this Agreement, and such condition is not waived by Buyer or (iv) if (A) any Seller has filed any pleading or entered into any agreement (other than this Agreement and the pleadings filed in connection herewith or any “higher and better offer” obtained pursuant to the Bidding Procedures Order) relating or otherwise regarding (x) the sale, transfer, lease or other disposition, directly or indirectly, of a material portion of the Acquired Assets or (y) confirmation of a stand-alone plan of reorganization or (B) any of Sellers’ secured lenders exercise rights under Section 363(k) of the Bankruptcy Code;
          (c) by Sellers, provided that, as of the date of termination of this Agreement by Sellers, the condition specified in Section 6.01(a) hereto is satisfied, (i) if, as of such date of termination, the condition specified in Section 6.02(a) hereto is not satisfied and any such breach shall have remained uncured for a period of ten (10) Business Days after Sellers shall have given written notice of such breach to Buyer (provided that no cure period shall be required for a breach which by its nature cannot reasonably be expected to be cured within such time period) or (ii) if any of the conditions to the obligations of Sellers set forth in Section 6.02 hereto shall have become incapable of fulfillment other than as a result of a breach by a Seller of any covenant or agreement contained in this Agreement, and such condition is not waived by Sellers;
          (d) by Buyer, if the Bankruptcy Court has not entered the Bidding Procedures Order by April 6, 2009 or the Bidding Procedures Order has been entered but stayed as of such date;
          (e) by Buyer, if the Bankruptcy Court has not entered the Approval Order by April 23, 2009, or the Approval Order has been entered but stayed as of such date, or the Approval Order has not become a Final Order within ten (10) days thereafter;
          (f) by Buyer or Sellers in the event Sellers select a bid made by a Person other than Buyer as the “highest and best offer” in accordance with the Bidding Procedures Order and the Bankruptcy Court enters an order approving the sale to such Person or in the event the Bankruptcy Court enters an order approving the sale to any other Person; or
          (g) by Buyer, on the one hand, or Sellers, on the other hand, if the Closing has not occurred on or before the earlier of (i) May 15, 2009 and (ii) the date that is ten (10) days after the date on which the Approval Order has become a Final Order (the “Termination Date”); provided further that (x) no party shall be entitled to terminate this Agreement pursuant to this Section 7.01(g) if such party’s failure to fulfill any of its obligations under this Agreement has been the primary cause of the failure of the Closing to occur on or before such date and (y) if any party or Affiliate thereof receives a Second Request pursuant to the HSR Act prior to the Termination Date (as determined prior to giving effect to this proviso) then the Termination Date shall be postponed to the date that is seven (7) days after the date that would otherwise be the Termination Date, provided further that during such seven (7) day period, the Buyer, at its sole discretion, may further postpone the Termination Date by an additional thirty-eight (38) days.
     7.02 Effect of Termination.
          (a) If this Agreement is terminated as permitted by Section 7.01 hereto, this Agreement shall become null and void and of no further force and effect, except for the following provisions, which shall remain in full force and effect: Sections 1.09 and 7.02 and Article 10 hereto; provided that nothing in this Section 7.02 shall be deemed to release any party from any liability for any intentional breach by such party of the terms and provisions of this Agreement or impair the right of any party to compel specific performance by any other party of its obligations under this Agreement prior to such termination.
          (b) Notwithstanding the foregoing,
          (i) in the event this Agreement is terminated pursuant to (A) Sections 7.01(b)(i) (solely as a result of a breach of any covenant or agreement which causes the condition in Section 6.01(a) to not be met as of the date of termination), 7.01(b)(ii), 7.01(b)(iv), or 7.01(f) hereto or (B) Section 7.01(b)(iii) hereto by virtue of the failure of the conditions set forth in Sections 6.01(a) (solely as a result of the breach of any covenant or agreement), 6.01(e) or 6.01(f) hereto to be satisfied or waived, the Break-Up Fee and the Expense Reimbursement shall be paid by Sellers to Buyer;
          (ii) in the event this Agreement is terminated pursuant to (A) Section 7.01(b)(i) hereto (solely as a result of a breach of a representation or warranty which causes the condition in Section 6.01(a) to not be met as of the date of termination) or (B) Section 7.01(b)(iii) hereto by virtue of the failure of the condition set forth in Section 6.01(a) (solely as a result of the breach of a representation or warranty) hereto to be satisfied or waived, the Expense Reimbursement shall be paid by Sellers to Buyer;
          (iii) in the event this Agreement is terminated pursuant to (A) Section 7.01(b)(iii) hereto by virtue of the failure of the conditions set forth in Sections 6.01(b), 6.01(c)(ii) or 6.01(d) hereto to be satisfied or waived, (B) Section 7.01(c)(ii) hereto by virtue of the failure of the conditions set forth in Sections 6.02(b), 6.02(c) or 6.02(d) hereto to be satisfied or waived or (E) Sections 7.01(e) or 7.01(g) hereto, the Expense Reimbursement shall be paid by Sellers to Buyer.
          (c) To the extent payable pursuant to this Section 7.02, the Break-Up Fee and the Expense Reimbursement shall be paid by Sellers to Buyer by wire transfer of immediately available funds promptly upon termination of this Agreement and, in the case of such termination by Sellers, as a condition to the effectiveness of such termination. Sellers’ obligation to pay the Break-Up Fee and the Expense Reimbursement pursuant to this Section 7.02 shall be joint and several, survive termination of this Agreement, dismissal or conversion of any of the Bankruptcy Cases and confirmation of any plan of reorganization or liquidation, and shall constitute an administrative expense of Sellers under Section 364(c)(1) of the Bankruptcy Code with priority over any and all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code.
     7.03 Right to Proceed. Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Section 6.01 hereto have not been satisfied, Buyer shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and if any of the conditions specified in Section 6.02 hereto have not been satisfied, Sellers shall have the right to proceed with the transactions contemplated hereby without waiving any of their rights hereunder.
8.	TERMINATION OF WARRANTIES; AS IS TRANSACTION.
     8.01 No Survival of Representations and Warranties. All representations and warranties in the Transaction Agreements shall terminate upon and shall not survive (a) the Closing or (b) any termination of this Agreement pursuant to Section 7.01 hereto. After the Closing, no Seller will have any liability for, and neither Buyer nor any Affiliate of Buyer will have any right to make a claim or seek damages with respect to, any breach, whenever occurring, of any representation or warranty of any Seller which terminates upon the Closing as provided in the preceding sentence.
     8.02 No Other Representations and Warranties; As Is Transaction. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, SELLERS ARE NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING SELLERS THE BUSINESS, THE ACQUIRED ASSETS, THE ASSUMED LIABILITIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND IT IS UNDERSTOOD THAT BUYER, WITH SUCH EXCEPTIONS, TAKES THE ACQUIRED ASSETS “AS IS” AND “WHERE IS”. BUYER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLERS HAVE NOT MADE, AND SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO, AND BUYER HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION AGAINST SELLERS AND THEIR AFFILIATES AND EACH OF THEIR REPRESENTATIVES IN CONNECTION WITH THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO BUYER OR ITS REPRESENTATIVES BY OR ON BEHALF OF SELLERS OR ANY OF THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES IN CONNECTION THEREWITH. WITHOUT LIMITING THE FOREGOING, SELLERS ARE NOT MAKING ANY REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BUSINESS, THE ACQUIRED ASSETS OR THE ASSUMED LIABILITIES. BUYER FURTHER ACKNOWLEDGES THAT BUYER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE BUSINESS AND THE ACQUIRED ASSETS AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE BUSINESS AND THE ACQUIRED ASSETS AS

BUYER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS.
9.	ADDITIONAL COVENANTS AND AGREEMENTS.
     9.01 Reasonable Best Efforts; Consents to Assignment.
          (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including (i) the prompt preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any Governmental Authority or any other Person, including filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any actions necessary to cause the expiration of the notice periods under the HSR Act; provided that such reasonable best efforts shall not include Buyer agreeing to hold separate or divest (including through an independent trustee, if necessary) particular assets or categories of assets, or operations, of the Business, Buyer or any of its Affiliates or agreeing to any limitations or restrictions on its conduct in order for the Closing to occur and (ii) using reasonable best efforts to cause the satisfaction of all conditions to Closing (other than conditions as to the performance by the other party of its obligations). Each party shall promptly consult with the others with respect to, provide any necessary information with respect to, and provide the other parties (or their counsel) copies of, all filings made by such party with any Governmental Authority or any other Person or any other information supplied by such party to a Governmental Authority or any other Person in connection with this Agreement and the transactions contemplated by this Agreement. Buyer and Sellers shall make all filings under the HSR Act as promptly as practicable following the entry of the Bidding Procedures Order.
          (b) Each party hereto shall promptly inform the others of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement and promptly provide the others with copies of all related correspondence or filings. If any party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement (a “Second Request”), then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties hereto, an appropriate response in compliance with such request. Each party hereto shall provide any necessary information and reasonable assistance as the others may request in connection with its preparation of any additional necessary filings or submissions to any Governmental Authority, including any additional filings necessary under the HSR Act.
          (c) Each party hereto shall use its reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, including under the HSR Act. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of the HSR Act, each of the parties hereto shall cooperate and use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, unless Sellers and Buyer shall agree in writing that litigation is not in their respective best interests.
          (d) If this Agreement and the sale of the Acquired Assets to Buyer on the terms and conditions hereof are determined to be the “highest and best offer” in accordance with the Bidding Procedures Order, Sellers shall use reasonable best efforts to obtain Bankruptcy Court approval of the assumption by Sellers and the assignment to Buyer of the Assumed Contracts. Sellers shall pay all cure costs relating to the Assumed Contracts.
          (e) Except to the extent otherwise provided in Section 9.04 hereto, in the event that any and all novations, transfer or other agreements, consents, approvals or waivers necessary for the assignment, transfer or novation of any Assumed Contracts, or any claim, right or benefit arising thereunder or resulting therefrom, shall not have been obtained prior to the Closing Date, then as of the Closing, this Agreement, to the extent permitted by Law, shall constitute full and equitable assignment by Sellers to Buyer of all of Sellers’ right, title and interest in and to, and all of Sellers’ obligations and liabilities under, such Assumed Contracts, and Buyer shall be deemed Sellers’ agent for the purpose of completing, fulfilling and discharging all of Sellers’ liabilities under any such Assumed Contracts. Each of the parties hereto shall use reasonable best efforts to provide Buyer with the benefits of such Assumed Contracts, and to relieve Sellers of the performance and other obligations thereunder, including entry into subcontracts for the performance thereof; provided that, in connection with such reasonable efforts, no Seller shall be required to (i) incur, admit or consent to any liability or obligation or (ii) make more than a nominal out-of-pocket expenditure.
          (f) Prior to the Closing, Sellers shall inform and consult with, and not take any material action without the prior written consent (which consent shall not be unreasonably withheld or delayed) of, Buyer in respect of (i) submitting any incurred cost materials to the U.S. Government, including any administrative contracting officer or DCAA, regarding Government Contracts and finalizing any indirect cost rates regarding Government Contracts for any period prior to the Closing and (ii) any DCAA inquiries, reviews or audits regarding any Government Contracts.
          (g) Except to the extent otherwise provided in Section 9.04 hereto, if Sellers shall be unable to make the equitable assignment described in Section 9.01(e) hereto, or if such attempted assignment would give rise to any right of termination, or would otherwise adversely affect the rights of Sellers or Buyer under such Assumed Contracts, Sellers and Buyer shall continue to cooperate and use reasonable best efforts to provide Buyer with all such rights; provided that, in connection with such reasonable efforts, no Seller shall be required to (i) incur, admit or consent to any liability or obligation or (ii) make more than a nominal out-of-pocket expenditure. To the extent that any such consents and waivers are not obtained, or until the impediments to such assignment are resolved, Sellers shall use reasonable best efforts to (i) provide to Buyer, at the request of Buyer, the benefits of any such Assumed Contract to the extent related to the Business or the Acquired Assets, (ii) cooperate in any lawful arrangement designed to provide such benefits to Buyer and (iii) enforce, at the request of and for the account of Buyer, at Buyer’s expense, any rights of Sellers arising from any such Assumed Contracts against any third Person (including any Governmental Authority) including the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer. To the extent that Buyer is provided the benefits of any Assumed Contract referred to herein (whether from Sellers or otherwise), Buyer shall perform at the reasonable direction of Sellers and for the benefit of any third Person (including any Governmental Authority) the obligations of Sellers thereunder or in connection therewith, and Buyer agrees to pay, perform and discharge all obligations and liabilities of Sellers relating to such performance or failure to perform, after the Closing Date.
          (h) Without limiting any of the other rights of Buyer hereunder, between the date hereof and the Closing, Sellers shall reasonably assist and cooperate with Buyer, at Buyer’s sole cost and expense, in arranging for Buyer and Sellers to meet with Clients to be identified based on consultation between Buyer and Sellers, including:
          (i) Sellers’ Administrative Contracting Officer and other U.S. Government contracting officers with respect to the potential novation of certain Government Contracts as requested by Buyer;
          (i) the Government of the Province of British Columbia regarding the proposed assignment of the BC Contract from Sellers to Buyer; and
          (ii) the Texas Department of Information Resources regarding the proposed assignment of the Texas Online Contracts from Sellers to Buyer.
     9.02 Submission for Bankruptcy Court Approval. As promptly as practicable, but in no event later than two (2) Business Days after the date hereof, Sellers shall file with the Bankruptcy Court, and seek an expedited hearing on, a motion seeking (a) entry of an order of the Bankruptcy Court approving the bidding procedures described in Exhibit G and otherwise in form and substance satisfactory to Sellers and Buyer and authorizing the observance and performance of the terms of Section 7.02(b) hereto (the “Bidding Procedures Order”) and (b) the approval of this Agreement and the sale of the Acquired Assets to Buyer on the terms and conditions hereof if determined to be the “highest and best offer” in accordance with the Bidding Procedures Order. Sellers agree to provide to Buyer a draft of the Bidding Procedures Order, and Buyer agrees to promptly advise Sellers in writing of any changes that it requires for such draft Bidding Procedures Order to be in form and substance satisfactory to Buyer. Sellers and Buyer shall thereafter cooperate to reach agreement on a form of Bidding Procedures Order that is satisfactory to each party (and any other parties in interest) and such agreed form of Bidding Procedures Order shall be submitted to the Bankruptcy Court for its approval. Sellers shall deliver to Buyer prior to filing, and as early in advance as is practicable to permit adequate and reasonable time for Buyer and its counsel to review and comment, a draft of the motion seeking approval of the form of Bidding Procedures Order, and such motion when filed by Sellers with the Bankruptcy Court shall be reasonably acceptable to Buyer. If, after the filing of such motion, Sellers propose any changes to the form of Bidding Procedures Order, Sellers shall promptly notify Buyer. If prior to, during or after the hearing on the motion seeking approval of the form of Bidding Procedures Order, the Bankruptcy Court makes any such changes or any other modifications to such form of Bidding Procedures Order, Sellers and Buyer shall be required to raise any objections thereto in writing prior to entry of the Bidding Procedures Order, so long as they are provided an adequate opportunity to do so. Unless Sellers or Buyer raise any such objections in writing prior to entry of the Bidding Procedures Order (provided that Sellers and Buyer are provided with an adequate opportunity to do so), such Bidding Procedures Order shall be deemed to be in form and substance satisfactory to each party for all purposes, including Sections 6.01(c)(i) and 7.01(d) hereto.
     9.03 Bidding Procedures Order; Approval Order.
          (a) Sellers shall at all times comply with and perform the terms of the Bidding Procedures Order.
          (b) The sale of the Acquired Assets to Buyer pursuant to this Agreement and the other transactions contemplated by this Agreement require the approval of the Bankruptcy Court, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code. If this Agreement and the sale of the Acquired Assets to Buyer on the terms and conditions hereof are determined to be the “highest and best offer” in accordance with the Bidding Procedures Order, Buyer and Sellers agree to use reasonable best efforts to cause the Bankruptcy Court to enter an order of the Bankruptcy Court approving the sale of the Acquired Assets to, and assumption of Assumed Liabilities by, Buyer, which order shall be in form and substance satisfactory to Sellers and Buyer (the “Approval Order”). Sellers agree to provide to Buyer a draft of the Approval Order, and Buyer agrees to promptly advise Sellers in writing of any changes that it requires for such draft Approval Order to be in form and substance satisfactory to Buyer. Sellers and Buyer shall thereafter cooperate to reach agreement on a form of Approval Order that is satisfactory to each party (and any other parties in interest) and such agreed form of Approval Order shall be submitted to the Bankruptcy Court for its approval. If Sellers thereafter propose any changes to such form of Approval Order, Sellers shall promptly notify Buyer. If prior to, during or after the hearing on the motion seeking approval of such form of Approval Order, the Bankruptcy Court makes any such changes or any other modifications to such form of Approval Order, Sellers and Buyer shall be required to raise any objections thereto in writing prior to entry of the Approval Order, so long as they are provided an adequate opportunity to do so. Unless Sellers or Buyer raise any such objections in writing prior to entry of the Approval Order (provided that Sellers and Buyer are provided with an adequate opportunity to do so), such Approval Order shall be deemed to be in form and substance satisfactory to each party for all purposes, including Sections 6.01(c)(ii), 6.02(d) and 7.01(e) hereto.
          (c) For purposes of this Agreement, a “Final Order” means an order or a judgment entered by the Bankruptcy Court (i) that has not been reversed, stayed, modified, amended or vacated and (ii) as to which the time for filing a notice of appeal, a petition for review or a motion for reargument or rehearing has expired.
          (d) Sellers covenant and agree that if the Approval Order is entered, the terms of any plan submitted by Sellers to the Bankruptcy Court for confirmation shall not conflict with, supercede, abrogate, nullify, modify or restrict the terms of this Agreement and the rights of

Buyer hereunder, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement including any transaction that is contemplated by or approved pursuant to the Approval Order.
          (e) If the Approval Order or any other orders of the Bankruptcy Court relating to this Agreement shall be appealed by any Person (as defined in Section 101(41) of the Bankruptcy Code) or petition for certiorari or motion for rehearing or reargument shall be filed with respect thereto, Sellers agree to take all action as may be reasonable and appropriate to defend against such appeal, petition or motion and Buyer agrees to cooperate in such efforts and each party hereto agrees to use its reasonable efforts to obtain an expedited resolution of such appeal; provided that nothing herein shall preclude the parties hereto from consummating the transactions contemplated herein if the Approval Order shall have been entered and has not been stayed and Buyer, in its sole discretion, waives in writing the condition that the Approval Order be a Final Order.
     9.04 Novation of Government Prime Contracts.
          (a) Promptly following the date hereof, Sellers will, in accordance with, and to the extent required by, the FAR Part 42, Subpart 42.12, submit in writing to each responsible contracting officer with respect to each Government Contract a request, in form and substance reasonably acceptable to Buyer, of the U.S. Government or Governmental Entity, as the case may be, and Buyer shall reasonably cooperate with Sellers with respect to the submission of any such request, to (i) recognize Buyer as the successor in interest to all of the Government Prime Contracts and (ii) if required, enter into a novation agreement (a “Novation Agreement”) in substantially the form contemplated by such regulations and in form and substance reasonably acceptable to Buyer, including providing those legal opinions required by FAR Part 42. Buyer, on the one hand, and Sellers, on the other hand, will each use reasonable best efforts to promptly obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing a Novation Agreement with regard to each respective Government Prime Contract, including responding to requests for information by the U.S. Government with regard to such Novation Agreement. Buyer, on the one hand, and Sellers, on the other hand, will each use reasonable best efforts to provide all information and take all other actions necessary to execute and consummate such Novation Agreements.
          (b) If the U.S. Government declines to enter into a Novation Agreement in accordance with, and to the extent required by, FAR, Part 42, Subpart 42.12 recognizing the transfer of the Government Prime Contracts to Buyer, or until such time as the U.S. Government recognizes such transfer by entering into a Novation Agreement, nothing in this Agreement will constitute a transfer, assignment, attempted transfer or an attempted assignment thereof.
          (c) Effective upon the Closing and until such time as the U.S. Government recognizes the transfer of Sellers’ rights and obligations under the Government Prime Contracts to Buyer, in accordance with, and to the extent required by, the FAR Part 42, Subpart 42.12, Sellers shall subcontract with Buyer, pursuant to a subcontract, for Buyer to perform for and in the place of Sellers, to the extent that such obligations are included in the Assumed Liabilities, any and all operations and provide any and all services and other performance obligations under the Government Prime Contracts as of the Closing Date, including any and all amendments, options, modifications, purchase orders issued thereunder and such other terms and conditions as may have been duly incorporated in the Government Prime Contracts, which shall be substantially in the form attached hereto as Exhibit H (the “Subcontract Agreement”). Notwithstanding the foregoing, Sellers shall not be so obligated hereunder to subcontract to Buyer any Government Prime Contract for which novation is not required. Each Seller shall maintain its existence until all of the Government Prime Contracts have been duly terminated or duly transferred to Buyer pursuant to a Novation Agreement.
     9.05 Access and Information.
          (a) Prior to the Closing Date, Sellers shall permit Buyer and its representatives, at Buyer’s sole cost and expense, to have full access, during regular business hours and upon reasonable advance notice, to the properties, officers and employees of Sellers (and shall use their reasonable best efforts to cause their outside independent accountants to be available to Buyer on the same basis), and shall furnish, or cause to be furnished, to Buyer any financial and operating data, work papers and other information and documents regarding costs submissions of Sellers to the DCAA, tax information, books and records, contracts and documents and other information that is available with respect to Sellers and the Acquired Assets as Buyer shall from time to time reasonably request (including any work papers of Sellers’ accountants).
          (b) From and after the Closing Date, Buyer and Sellers agree to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information and reasonable assistance relating to the Business and the Acquired Assets (including reasonable access to books and records and employees who have direct knowledge regarding the Business and the Acquired Assets) as is reasonably necessary for (i) the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax; (ii) the filing, negotiation or settlement of any and all final indirect rate proposals submitted or to be submitted to DCAA or other Governmental Entity, or any audit initiated by DCAA or other Governmental Entity (including access to, without limitation, any and all books and records and financial and cost information and other evidence sufficient to reflect properly all costs claimed to have been incurred or anticipated to be incurred directly or indirectly by Sellers prior to the Closing Date in performance of contracts acquired by Buyer) of Sellers; or (iii) or for any other reasonable purpose relating to Sellers’ ownership of the Acquired Assets, Assumed Liabilities and/or the Business prior to the Closing. Buyer and Sellers shall retain all such books and records for a period of at least six (6) years following the Closing Date. On or after the end of such period, each party shall provide the other with at least ten (10) Business Days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. Sellers and Buyer shall cooperate with each other in the conduct of any audit or other proceeding involving the Acquired Assets or the Business; provided that, in connection with such reasonable efforts, no Seller shall be required to (i) incur, admit or consent to any liability or obligation or (ii) make more than a nominal out-of-pocket expenditure.
          (c) At or prior to the Closing, Sellers shall deliver to Buyer copies of the books and records relating to the Business or the Acquired Assets which are to be retained by

Sellers following the Closing pursuant to Section 1.01(c)(vii) hereto. Without prejudice to any of the other rights and remedies of Buyer hereunder, in the event Buyer or Sellers determine that any item constituting an Acquired Record was not delivered to Buyer at the Closing, or is not otherwise located at the Leased Premises, Sellers shall promptly deliver such Acquired Records to Buyer upon receipt of notice from Buyer or such determination of Sellers.
          (d) Promptly following the Bankruptcy Court’s entry of the Approval Order, upon Buyer’s request, Sellers shall cause all Persons, other than Buyer and its Affiliates and representatives, who (x) have had access to the electronic data room containing information regarding Sellers’ North American Public Service Unit, the Business, the Acquired Assets and the Assumed Liabilities or (y) have received confidential information with respect the Sellers’ North American Public Service Unit, the Business, the Acquired Assets and the Assumed Liabilities pursuant to a confidentiality or non-disclosure agreement entered into in connection with the sale of the Business (other than the Confidentiality Agreement) (each, a “Business Confidentiality Agreement”), to (i) promptly destroy or return to Sellers all documentation regarding Sellers’ North American Public Service Unit, the Business, the Acquired Assets and the Assumed Liabilities, including all Business Confidential Information, obtained through such access or otherwise or pursuant to the applicable Business Confidentiality Agreements, as the case may be, and (ii) destroy all written material, memoranda, notes, copies, excerpts and other writings or recordings whatsoever prepared by such Person or its representatives based upon, containing or otherwise reflecting any such information. For a period of one (1) year from the Closing Date, upon the request of Buyer, Sellers shall use their commercially reasonable efforts to protect the Business Confidential Information through the enforcement of the Business Confidentiality Agreements.
     9.06 Contracts and Proposals; Exclusion of Contracts; Updated Schedules.
          (a) Prior the Closing Date, Sellers shall notify Buyer in writing promptly of any (i) submission by a Seller of a New Client Proposal or (ii) entry by a Seller into a New Client Service Contract, including with such notice a copy of such New Client Proposal, New Client Service Contract, as the case may be.
          (b) Prior to the Closing Date, Buyer may reasonably request from Sellers additional information with respect to any Client Service Contract which is not set forth on Schedule 1.01(a)(i)(A) on the date hereof, including any New Client Service Contract (each, an “Unlisted Client Service Contract”) or any Client Proposal which is not set forth on Schedule 1.01(a)(ii) on the date hereof, including any New Client Proposal (collectively, an “Unlisted Client Proposal”), along with identification and copies of all Additional Related Contracts in respect to such Unlisted Client Service Contract or Unlisted Client Proposal, which list and copies shall promptly be delivered to Buyer. Further, Buyer may, prior to Closing Date, notify Sellers in writing that Buyer has determined, in its sole discretion, that if such Unlisted Client Service Contract or Unlisted Client Proposal were assumed by Buyer or its Affiliates performance by Buyer or its Affiliates thereof would be inconsistent with or in violation of Buyer’s Independence Obligations. Following receipt of such notice, if and as requested by Buyer, Sellers shall use their commercially reasonable efforts to assist Buyer in resolving such potential inconsistencies or violations in a manner satisfactory to Buyer in its sole discretion.

          (c) Prior to the Closing Date, Buyer shall have the right, but not the obligation, to notify Sellers in writing of its decision to:
          (i) include any Unlisted Client Service Contract on Schedule 1.01(a)(i)(A), as a “Designated Client Contract”;
          (ii) include any Unlisted Client Proposal on Schedule 1.01(a)(ii), as a “Designated Client Proposal”;
          (iii) include any Additional Related Contract in respect to any Unlisted Client Service Agreement or Unlisted Client Proposal identified pursuant to clause (i) or (ii) above on Schedule 11(c), as a “Related Contract”; provided that Buyer is under no obligation to include on Schedule 11(c) any or all of the Additional Related Contracts which are related to any Unlisted Client Service Agreement or Unlisted Client Proposal identified pursuant to clauses (i) or (ii) above. In the event that Buyer does not choose to include an Additional Related Contract on Schedule 11(c) pursuant to this clause (iii), then such Additional Related Contract shall be retained by Sellers as an Excluded Asset;
provided that with respect to the determination of the amount of Accounts Receivable and Deferred Revenue for purposes of Sections 1.03(b) and 1.05 hereto, amounts arising pursuant to any Additional Existing Client Contract shall not be taken into account.
          (d) Prior to the entry by a Seller into any New Teaming Agreement or New Subcontract, such Seller shall notify Buyer in writing of the same and of the proposed counterparty to such New Teaming Agreement or New Subcontract, as the case may be. Promptly following receipt of such notice, Buyer shall notify Sellers whether Buyer has determined, in its sole discretion, whether, if such New Teaming Agreement or New Subcontract, as the case may be, were assumed by Buyer or its Affiliates, performance by Buyer or its Affiliates thereof would be inconsistent with or in violation of Buyer’s Independence Obligations. In the event Buyer determines, in its sole discretion, that such New Teaming Agreement or New Subcontract, as the case may be, would subject Buyer or its Affiliates to such potential inconsistencies or violations and Buyer promptly so requests, Sellers shall not enter into such New Teaming Agreement or New Subcontract, as the case may be.
          (e) In the event that Buyer determines prior to the Closing Date, in its sole discretion, that if any Related Contract or Additional Related Contract were assumed by Buyer or its Affiliates, performance by Buyer or its Affiliates thereof would be inconsistent with or in violation of Buyer’s Independence Obligations, if and as requested by Buyer, Sellers shall use their commercially reasonable efforts to assist in resolving such potential inconsistencies or violations in a manner satisfactory to Buyer, in its sole discretion, including rejecting such Related Contract or Additional Related Contract, as the case may be, effective as of, and contingent upon, the Closing.
          (f) Prior to Closing Date, Buyer may notify Sellers in writing that Buyer has determined, in its sole discretion, that if any Designated Client Contract (a “Prohibited Client Contract”) or Prohibited Subcontract were assumed by Buyer or its Affiliates, performance by Buyer or its Affiliates thereof would be inconsistent with or in violation of Buyer’s Independence

Obligations. Following receipt of such notice, Sellers shall cooperate in good faith with Buyer and shall use their commercially reasonable efforts to assist in attempting to resolve such potential inconsistencies or violations in a manner satisfactory to Buyer, in its sole discretion, including, in the case of a Prohibited Subcontract, rejecting such Prohibited Subcontract, effective as of, and contingent upon, the Closing. Prior to the Closing, Buyer may notify Sellers in writing that Buyer has determined, in its sole discretion, that Buyer will not take assignment at Closing of the Designated Client Contract related to such Prohibited Subcontract or such Prohibited Client Contract, as the case may be, and that such Designated Client Contract related to such Prohibited Subcontract or Prohibited Client Contract, as the case may be, shall be removed from Schedule 1.01(a)(i)(A) and shall be retained by Seller as an Excluded Asset, provided that with respect to the determination of the amount of Accounts Receivable and Deferred Revenue for purposes of Sections 1.03(b) and 1.05 hereto, amounts arising pursuant to any Direct Prohibited Client Contract treated as an Excluded Asset pursuant to this Section 9.06(f) shall be taken into account, notwithstanding its treatment otherwise as an Excluded Asset.
          (g) Prior to the Closing Date, Buyer shall have the right to notify Sellers in writing of its decision to require the removal of any Designated Client Proposal, Other Business Contract or Related Contract from Schedule 1.01(a)(ii), Schedule 1.01(a)(i)(C) or Schedule 11(c), as the case may be. In the event that Buyer exercises its rights pursuant to this Section 9.06(g), then such Designated Client Proposal, Other Business Contract or Related Contract shall be retained by Sellers as an Excluded Asset.
          (h) During the period between the date hereof and the Closing Date, Sellers shall use their commercially reasonable efforts to assist Buyer in modifying the Designated Real Property Leases listed in Schedule 9.06(h) in a manner as may be requested by Buyer, in its sole discretion. In the event that Buyer determines, in its sole discretion, that any Designated Real Property Lease listed on Schedule 9.06(h) has not been modified in a manner satisfactory to Buyer, in its sole discretion, Buyer may, by providing notice to the Sellers prior to the Closing Date, require the removal of such Designated Real Property Lease from Schedule 1.01(a)(i)(D). In the event that Buyer exercises its rights pursuant to this Section 9.06(h), then such Designated Real Property Lease shall be retained by Sellers as an Excluded Asset. Sellers also agree to use their reasonable best efforts to obtain, prior to the Closing Date, properly completed, executed landlord estoppel certificates, in the form attached hereto as Exhibit I, from each of the landlords under each of the Designated Real Property Leases.
          (i) Prior to the Closing Date, Buyer shall have the right to direct Sellers in writing to assign at the Closing any Client Service Contract and any Related Contract, Additional Related Contract or Other Business Contract relating to such Client Service Contract to Buyer’s designee (which may or may not be an Affiliate of Buyer), subject to the delivery to Sellers of designee’s adequate assurance of performance of such designee. In the event Buyer elects to direct Sellers to assign any Client Service Contract and any Related Contract, Additional Related Contract or Other Business Contract to Buyer’s designee at Closing, Buyer may elect for such assignment to include the assignment by Sellers to such designee of all accounts receivable and unbilled revenue arising from or relating to such Client Service Contract; provided that notwithstanding such assignment, such accounts receivable shall be included in the definition of “Accounts Receivable” for the purposes of Section 9.07 hereto and the representations and warranties of Sellers; provided further that with respect to the determination of the amount of

Accounts Receivable and Deferred Revenue for purposes of Sections 1.03(b) and 1.05 hereto amounts arising pursuant to (i) any Additional Existing Client Contract which is assigned to a designee shall not be taken into account and (ii) any Client Service Contract which is assigned to a designee and is either a Designated Client Contract (other than any Additional Existing Client Contract) or a New Client Service Contract shall be taken into account. Further, notwithstanding such assignment, the parties agree that for purposes of Section 6.01(a) hereto and the representations and warranties of Sellers contained herein, “Designated Client Contracts” shall be deemed to include the Unlisted Client Service Contracts being assigned pursuant to this Section 9.06(i) and “Related Contracts” shall be deemed to include the Additional Related Contracts being assigned pursuant to this Section 9.06(i).
          (j) No less than three (3) Business Days prior to the Closing Date, Sellers shall deliver to Buyer the following updated Schedules (collectively, the “Updated Schedules”):
          (i) updates to Schedules 1.01(a)(i)(A), 1.01(a)(i)(C), 1.01(a)(ii), 1.01(a)(i)(D), or 11(c) required by Buyer pursuant to this Section 9.06;
          (ii) updates to exclude from Schedule 1.01(a)(i)(A) any Client Service Contract that will have been completed prior to Closing, which Client Service Contracts shall be retained by Sellers as Excluded Assets;
          (iii) updates to Schedule 11(c) to exclude any Related Contract treated as a Related Contract solely because such Related Contract is related to a Client Service Contract which is being excluded from Schedule 1.01(a)(i)(A) pursuant to this Section 9.06, which Related Contracts shall be retained by Sellers as Excluded Assets;
          (iv) updates to Schedule 2.11(f) to add all surety bonds maintained by a Seller pursuant to the requirements of any Designated Client Contracts added pursuant to this Section 9.06; and
          (v) updates to Schedule 2.11(g) to add all letters of credit maintained by a Seller pursuant to the requirements of any Designated Client Contracts added pursuant to this Section 9.06.
Upon acceptance of the Updated Schedules by Buyer, in its sole discretion, the Updated Schedules shall amend the original corresponding Schedules.
          (k) For the avoidance of doubt, no change to any Schedule pursuant to this Section 9.06 shall result in a adjustment to the Purchase Price.
     9.07 Collection of Accounts Receivable.
          (a) As of the Closing Date, each Seller hereby (i) authorizes Buyer or its designee to open any and all mail addressed to any Seller relating to the Business or the Acquired Assets and delivered to the offices of the Business or otherwise to Buyer or its designee if received on or after the Closing Date and (ii) appoints Buyer, its designee or its attorney-in-fact to endorse, cash and deposit any monies, checks or negotiable instruments received by Buyer or its designee after the Closing Date with respect to Accounts Receivable or accounts receivable relating to work performed by Buyer after the Closing, as the case may be, made payable or endorsed to a Seller or a Seller’s order, for Buyer’s or its designee’s own account.
          (b) As of the Closing Date, Sellers agree that any monies, checks or negotiable instruments received by any Seller after the Closing Date with respect to Accounts Receivable or accounts receivable relating to work performed by Buyer after the Closing, as the case may be, shall be held in trust by such Seller for Buyer’s or its designee’s benefit and account, and immediately upon receipt by a Seller of any such payment, such Seller shall pay over to Buyer or its designee the amount of such payments without any right of set off or reimbursement.
          (c) Except to the extent provided otherwise in Section 6(a) of the Subcontract Agreement, as of the Closing Date, Buyer or its designee shall have the sole authority to bill and collect Accounts Receivable and accounts receivable relating to work performed by Buyer after the Closing and Sellers shall not instigate or threaten to instigate any claims or litigation in connection with such collection efforts.
          (d) Notwithstanding anything to the contrary contained in Section 10.06 hereto, any designees of Buyer who acquire any Accounts Receivable hereunder shall be express third party beneficiaries of this Section 9.07.
     9.08 Employee Matters, Wages and Benefits.
          (a) Transferred Employees. Prior to the Closing Date, Buyer (or its designee) shall offer employment or admission as principal, as the case may be, to substantially all of the Business Employees in accordance with terms and conditions generally applicable to similarly situated personnel of Buyer, which offers shall be subject to Buyer’s satisfaction with the results of Buyer’s customary pre-employment or pre-admission procedures, as the case may be, (including Buyer’s customary screening and background checks), with such employment or admission, as the case may be, commencing on the first (1st) Business Day after the Closing Date. Such offers will be contingent upon a Business Employee’s agreement to restrictive covenants including non-solicitation, non-hire and confidentiality that are consistent with such covenants as are generally applicable to personnel of Buyer or its designees who are of a similar level of seniority. The parties will reasonably cooperate to coordinate the termination of employment with Sellers and the transfer of any Business Employees who accept an offer of employment or admission, as the case may be, and execute all documents required for employment or admission, as the case may be, with Buyer (or its designee) (the “Transferred Employees”). Each Seller agrees to use reasonable best efforts to provide all relevant information necessary to assist Buyer in the transfer of the Transferred Employees, including all relevant payroll and withholding tax information with respect to the Transferred Employees; provided that Buyer shall not have access to personnel records of any Seller which in Seller’s good faith opinion cannot be disclosed to Buyer pursuant to applicable Law. Nothing contained herein shall be construed to limit or affect any right of Buyer or its designees to terminate any Transferred Employee at any time or for any reason with or without cause. Effective upon Closing, each Seller hereby waives and releases each Transferred Employee from any and all contractual, common law or other restrictions enforceable by Sellers on the employment, activities or other conduct of such individual after such individual’s termination of employment with Sellers (other than any obligation not to disclose confidential information of Sellers and their clients to Persons other than Buyer and its designees) to the extent necessary for such Transferred Employee to accept Buyer’s (or its designee’s) offer of employment or admission as a principal, as the case may be. Sellers and Buyer agree to cooperate in good faith to identify Additional Business Employees to whom Buyer may choose to extend offers of employment or admission as principal and facilitate such offers and, with respect to any such Additional Business Employees to whom Sellers agree such offers may be extended, Sellers agree to provide waivers of the non-solicitation provisions of the Confidentiality Agreement sufficient to permit Buyer to make such offers of employment or admission as principal, as the case may be and, effective upon employment or admission by Buyer, terminate the restrictions referenced in the prior sentence above with respect to each Additional Business Employee who receives an offer of employment or admission as a principal to the extent necessary for Buyer to make such offer; provided that nothing herein shall require Sellers to permit Buyer to extend an offer of employment to any Additional Business Employee who, in Sellers’ reasonable judgment, is reasonably necessary to the continued operation of the business of Sellers following the Closing; and provided further that in the event that before or after the Closing an Additional Business Employee’s responsibilities consist primarily of providing services in connection with the Business or, after the Closing, the Acquired Assets and the Assumed Contracts, Sellers shall cooperate with and assist Buyer as it reasonably requests in securing the employment or admission of such employee so long as Buyer agrees to enter into a reasonable arrangement to assure Sellers access to the assistance of and services from such employee necessary for Sellers’ continuing operations.
          (b) Retention Employees.
          (i) Notwithstanding Section 9.08(a) hereto, and subject, with respect to each Bonus Plan, to such Bonus Plan having been assumed by Sellers on or before the Closing Date pursuant to the applicable Bonus Motion, Buyer agrees that all offers of employment or admission, as the case may be, to Retention Employees will contain an offer to pay to such Retention Employee his or her amounts previously awarded, but not yet due and payable to such Retention Employee under any applicable Bonus Plan(s) at such time and in such incremental amounts as provided for in such Bonus Plan(s); provided that the aggregate amount to be paid by Buyer and its designees in respect of (w) the Retention Bonus Agreements shall not exceed Seven Million Two Hundred Thousand Dollars ($7,200,000), (x) the 2008 Short Term Plan shall not exceed Seven Million Seven Hundred Thousand Dollars ($7,700,000) and (y) the Navy ERP Plan shall not exceed Three Hundred Thousand Dollars ($300,000), in each case subject to (A) such Retention Employee’s fulfillment of the requirements and contingencies set forth in Section 9.08(a) hereto applicable to employment and admission offers, as the case may be, made to all Business Employees generally, (B) such Retention Employee’s delivering to Buyer and Sellers an unconditional waiver and release of any and all obligations of Sellers to pay any amount to such Retention Employee pursuant to such Bonus Plans, which release shall be in form and substance agreed upon by Buyer and Sellers and (C) such Retention Employee being employed by Buyer or its designee or being a principal of Buyer or its designee, as the case may be, on each date in which a particular award payment is due as provided under the applicable Bonus Plan or is involuntarily terminated from employment without cause (as such term is defined by Buyer in its employment or admission arrangements) prior to the date such particular award is due.

          (ii) As promptly as practicable, but in no event later than two (2) Business Days after the date hereof, Sellers shall, and BearingPoint shall cause its other affiliated debtors to, file with the Bankruptcy Court amendments to each of BearingPoint’ and its affiliated debtors’ motions to assume each Bonus Plan (the “Bonus Motions”) to provide that Retention Employees who are offered employment by Buyer or its designee and commence employment with Buyer or its designee following the Closing pursuant to the terms and conditions of this Agreement, including the preceding paragraph, shall be excluded from each Bonus Motion.
          (c) Employment Liabilities. Sellers (as applicable) shall retain liability to the Transferred Employees for vacation, personal and sick days accrued but not taken as of the Closing Date. Sellers shall be fully responsible for any employment or labor liability incurred, accrued or otherwise arising from any event occurring prior to the Closing concerning employment and employee benefits, including severance payments, accrued payroll, pensions and other retirement plan obligations, COBRA rights, WARN Act liability, incentive compensation program obligations, deferred compensation program obligations, retiree health benefits and all liability with respect to Laws relating to wages, benefits, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and similar taxes and any other liability associated with the termination of such Transferred Employees by Sellers.
          (d) Waiver of Restrictions on Conduct. With respect to each Transferred Employee, for such time as such Transferred Employee is employed by Buyer or its designees, (i) Sellers hereby waive and release such individual from any and all contractual, common law or other restrictions enforceable by Sellers on the employment, activities or other conduct of such individual after such individual’s termination of employment with Sellers (other than any obligation not to disclose confidential information of Sellers and their clients to Persons other than Buyer and its designees) and (ii) Sellers hereby waive and release, and shall cause their Affiliates to waive and release, any other employee or former employee of a Seller or its Affiliates who is employed by Buyer from any restriction on working with such Transferred Employee.
          (e) No Third Party Beneficiaries. Nothing in this Section 9.08, expressed or implied, shall confer upon any current or former director, officer, employee, independent contractor, agent or other service provider of any Seller or any of its Affiliates (including the Transferred Employees and other personnel of the Business) any rights or remedies (including any right to employment or continued employment for any specified period) of any nature or kind whatsoever. Without limiting the generality of Section 10.06 hereto, it is expressly agreed that the provisions of this Section 9.08 (i) are not intended to be for the benefit of, or otherwise be enforceable by, any third Person, including any Transferred Employee or other personnel of the Business and (ii) shall not be considered as an amendment to, or an undertaking to amend, any Seller Benefit Plan for any purpose.
     9.09 Tax Matters and Apportioned Obligations.
          (a) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Acquired Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer based on the number of days of such taxable period included in the Pre Closing Tax Period (defined below) and the number of days of such taxable period after the Closing Date (any such portion of such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post Closing Tax Period. For purposes of this section, “Pre-Closing Tax Period” means (i) any Tax Period ending on or before the Closing Date and (ii) with respect to a Tax Period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.
          (b) Apportioned Obligations and Transfer Expenses described in Section 1.06 hereto shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 1.06 or Section 9.09(a) hereto, as the case may be. Upon payment of any such Apportioned Obligation or Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 1.06 or Section 9.09(a) hereto, as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of such statement.
10.	MISCELLANEOUS.
     10.01 Fees and Expenses. Except as set forth in Section 7.02(b) hereto, Buyer shall pay its own expenses and costs associated with the preparation of this Agreement and the consummation of the transactions contemplated hereby. Sellers shall pay all of their fees and expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby, and no expenses of Sellers relating in any way to the transactions contemplated hereby, including legal, accounting or other professional expenses and any broker’s commission or finder’s fee, shall be charged to, paid by or reflected in Buyer’s account. Notwithstanding the foregoing, (a) the filing fees relating to filings under the HSR Act will be borne fifty percent (50%) by Buyer, on the one hand, and fifty percent (50%) by Sellers, on the other hand and (b) all Transfer Expenses will be paid by Sellers as provided in Section 1.06 hereto.
     10.02 Governing Law; Consent to Jurisdiction. This Agreement shall be governed, including as to validity, interpretation and effect, by, and construed in accordance with, the internal Laws of the State of New York applicable to agreements made and fully performed within the State of New York. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of any state or federal courts sitting in New York, New York. To the fullest extent permitted by applicable Law, each party hereto (a) agrees that, except as otherwise provided in Section 1.05(c) and 1.07 hereto, any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with the Transaction Agreements or the transactions contemplated by this Agreement shall be brought only in (i) the Bankruptcy Court, if brought prior to the entry of a final decree closing the Bankruptcy Cases, and (ii) in the federal courts in the Southern District of New York and the state courts of the State of New York, County of

Manhattan (collectively, the “New York Courts”), if brought after entry of such final decree closing the Bankruptcy Cases, and shall not be brought, in each case, in any other State or Federal court in the United States of America or any court in any other country, (b) agrees to submit to the exclusive jurisdiction of the Bankruptcy Court or the New York Courts, as applicable, pursuant to the preceding clauses (a)(i) and (ii), for purposes of all claims, actions or proceedings arising out of, or in connection with the Transaction Agreements or the transactions contemplated by this Agreement, (c) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such claim, action or proceeding brought in such a court or any claim that any such claim, action or proceeding brought in such a court has been brought in an inconvenient forum, (d) agrees that mailing of process or other papers in connection with any such claim, action or proceeding in the manner provided in Section 10.04 hereto shall be valid and sufficient service thereof, and (e) agrees that a final judgment in any such claim, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
     10.03 Waiver of Right to Trial by Jury. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATING TO THE TRANSACTION AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     10.04 Notices. All notices, requests, demands, consents and other communications hereunder among the parties hereto shall be in writing and shall be deemed given: (a) upon personal delivery; (b) three (3) Business Days after being mailed by certified or registered mail, postage prepaid, return receipt requested; (c) one (1) Business Day after being sent via a nationally recognized overnight courier service; or (d) upon receipt of electronic or other confirmation of transmission if sent via facsimile to the parties hereto, their successors in interest or their assignees at the following addresses and facsimile numbers, or at such other addresses or facsimile numbers as the parties may designate by written notice in accordance with this Section 10.04:
          (a) if to Buyer:
Deloitte LLP
1633 Broadway
New York, NY 10019
Fax: (212) 492-4201
Attn: Joe Echevarria, Managing Partner
with a copy (which shall not constitute notice) to:
Deloitte LLP
1633 Broadway
New York, NY 10019
Fax: (212) 492-4201
Attn: Office of General Counsel, Matthew Ross

and
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Fax: (212) 715-8000
Attn: Thomas E. Molner
          (b) if to Sellers:
BearingPoint, Inc.
1676 International Drive
McLean, Virginia 22102
Fax: (214) 292-8844
Attn: Chief Legal Officer
with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
Fax: 212-450-3350
Attn: John A. Bick
Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.
     10.05 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, and the Confidentiality Agreement, contain the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and thereof, and supersede all previous written or oral negotiations, commitments, understandings and writings.
     10.06 Assignability; Binding Effect; Third Party Beneficiaries. This Agreement and the rights and obligations of the parties hereunder shall not be assigned, delegated or otherwise transferred, by Buyer or by Sellers; provided that Buyer may assign all or any portion of its rights and obligations hereunder to one or more Affiliates or related parties of Buyer so long as Buyer remains fully liable for all of its obligations hereunder. Sellers agree to enter into such amendments to, or restatements of, this Agreement and the Exhibits hereto as may be reasonably required to give effect to this Section 10.06, so long as such amendments or restatements do not adversely affect the rights of Sellers hereunder or thereunder. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, administrators and permitted assigns. Except as set forth in Section 9.07 hereto and the issuers of letters of credit and the related lenders in respect of such letters of credit (who are express third party beneficiaries of the provisions thereof, entitled to enforce the provisions thereof as if each such Person was a party hereto), nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

     10.07 Construction.
          (a) All Article, Section, Schedule and Exhibit references used in this Agreement are to Articles, Sections, Schedules and Exhibits to this Agreement unless otherwise specified. The Schedules and Exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
          (b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation,” whether or not so stated. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The phrase “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement.
          (c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
          (d) The parties hereto acknowledge that each party hereto and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.
          (e) Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
          (f) All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.
          (g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
     10.08 Execution in Counterparts; Facsimile. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one (1) and the same agreement. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.
     10.09 Amendments, Supplements, Etc. This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by

Buyer and Sellers to be necessary, desirable or expedient to further the purposes of this Agreement or to clarify the intention of the parties hereto.
     10.10 Publicity and Disclosures. Neither Buyer, on the one hand, nor Sellers, on the other hand, shall issue any press release or make any public disclosure, either written or oral, concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party, which approval shall not be unreasonably withheld, conditioned or delayed, unless in the sole judgment of the disclosing party, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any national securities exchange or over-the-counter market on which Buyer or Seller lists securities; provided that the party intending to make such disclosure shall use its reasonable best efforts to consult with the other party with respect to the text thereof.
     10.11 Extension; Waiver. Any party hereto may, by written notice to the other parties hereto (a) extend the time for performance of any of the obligations of any other party under this Agreement, (b) waive any inaccuracies in the representations or warranties of any other party contained in this Agreement, (c) waive compliance with any of the conditions or covenants of any other party contained in this Agreement or (d) waive or modify performance of any of the obligations of any other party under this Agreement; provided that no such party hereto may, without the prior written consent of the other parties hereto, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its representations, warranties, conditions or covenants hereunder. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties, conditions or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.
     10.12 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations under this Agreement of Sellers, on the one hand, and Buyer, on the other hand, will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
     10.13 Further Assurances. From time to time after the Closing, without additional consideration, each party hereto will (or, if appropriate, cause its Affiliates to) execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by the other party to make effective the transactions contemplated by this Agreement and to provide the other party with the intended benefits of this Agreement. Without limiting the foregoing, upon reasonable request of Buyer, Sellers shall and shall cause their Affiliates to, as applicable, execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and paper as may be required to sell, transfer, convey, assign and deliver to Buyer all right, title and interest in, to and under the Acquired Assets. If any party to this Agreement shall, following the Closing, have in its possession any asset or right (including with respect to any Intellectual Property) which under this Agreement should have been delivered to any other party, such party shall promptly deliver such asset or right to such other party. Further, in the event that, subsequent to the Closing, Buyer determines that (i) one or more Client Service Contracts existed on or prior to the Closing Date, the existence of which was not disclosed to Buyer prior to the Closing and (ii) such Client Service Contracts have not terminated and have not been transferred to a third party, then, upon the request of Buyer, Sellers shall (x) cooperate in good faith with Buyer to transfer such Client Service Contracts to Buyer without additional consideration and (y) permit Buyer to make offers of employment or admission as principal to those employees of the Sellers who provide services to the Sellers in connection with such Client Service Contracts.
     10.14 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties hereto shall be entitled to specific performance of the terms hereof (without the posting of any bond), in addition to any other remedy at law or equity.
11.	DEFINITIONS.
     As used herein the following terms have the following meanings:
     “2008 Short Term Plan” shall mean the 2008 BearingPoint Short Term Incentive Plan, effective January 1, 2008.
     “Acquired Assets” shall mean the Acquired Non-IP Assets, together with the Business IP.
     “Additional Business Employee” shall mean an employee of a Seller who provides non-billable services to such Seller in connection with the Business as part of Sellers’ corporate services organization or otherwise, comprised of employees performing legal/paralegal, contract review, Purchasing, Government Financial Accounting (GFAC), Program Control Organization (PCO), Learning and Training, Marketing and Communications, Human Resource Management, Talent Acquisition, Finance and Accounting functions.
     “Additional Existing Client Contract” shall mean any Unlisted Client Service Contract which is added to Schedule 1.01(a)(ii) pursuant to Section 9.06(c) hereto which is not also a New Client Service Contract.
     “Additional Related Contract” shall mean, with respect to any Unlisted Client Service Contract or Unlisted Client Proposal, all Contracts of Sellers (other than Client Service Contracts) relating to the provision of professional services by Sellers under such Unlisted Client Service Contract, the anticipated provision of professional services under Contracts that would be awarded if the Unlisted Client Proposal is accepted, the development of such Unlisted Client Proposal or the pursuit of Contract awards in connection with such Unlisted Client Proposal, including any Contracts pursuant to which a Seller retains a subcontractor.

     “Adjusted Purchase Price” shall mean the aggregate net amount paid by Buyer to Sellers (or to the Escrow Agent and subsequently paid over by the Escrow Agent to Sellers pursuant to the Escrow Agreement), pursuant to Sections 1.03 and 1.05 hereto.
     “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For such purposes, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “At-Risk Amounts” shall mean any unbilled amounts or other claims for money due to a Seller for all periods through and including the Closing Date arising from the rendering of services or the performance by a Seller pursuant to a Designated Client Contract for which billing did not occur prior to the Closing Date, either because the underlying Designated Client Contract had not yet been awarded, an option to extend the period of performance had not been exercised, or the requisite funding had not yet been contractually obligated by the counterparty.
     “BearingPoint Financials” shall mean the consolidated financial statements of BearingPoint and its consolidated Subsidiaries contained in (a) the Form 10-Q filed with respect to the fiscal quarter ended September 30, 2008 and (b) the Form 10-K filed with respect to the fiscal year ended December 31, 2007.
     “BC Contract” shall mean those certain Contracts between Sellers and the Government of the Province of British Columbia having an assigned contract number within Sellers’ contracts system of CON021492.
     “Bonus Plans” shall mean the 2008 Short Term Plan, the Navy ERP Plan and the Retention Bonus Agreement.
     “Break-Up Fee” shall mean ten million five hundred thousand dollars ($10,500,000).
     “Business” shall mean the provision of professional services by Sellers under the Designated Client Contracts and the pursuit of and provision of professional services by Sellers under the Designated Client Proposals.
     “Business Confidential Information” shall mean all non-public, confidential or proprietary information of the Business which is either marked as such or given the nature of the information or circumstances surrounding its disclosure, ought reasonably to be understood to be non-public, confidential or proprietary information, including confidential matters consisting of “know-how,” Intellectual Property, customer lists, details of Contracts, pricing policies, operational and service methods, marketing plans or strategies, Client or vendor information, budgets, service development techniques or plans, business acquisition plans, new personnel acquisition plans, technical processes, designs and design projects and inventions and projects of Sellers; provided that any Business Confidential Information that (a) was or becomes generally available to the public other than as a result of a disclosure by Sellers in violation of this Agreement or (b) was or becomes available to Sellers on a non-confidential basis from a source other than Buyer or the representatives of Buyer; provided further that such source was not, to the best of Sellers’ Knowledge, bound by any agreement or obligation to keep such information confidential, shall not be deemed Business Confidential Information.
     “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law or executive order to close.
     “Business Employee” shall mean an employee of a Seller who provides services to such Seller in connection with the Business, other than any Additional Business Employee.
     “Buyer’s Independence Obligations” shall mean the obligations of Buyer, its Affiliates or related entities pursuant to the applicable rules and regulations of any Governmental Authority or professional entity (including the Securities and Exchange Commission, the Public Company Accounting Oversight Board and the American Institute of Certified Public Accountants) relating to auditor independence.
     “Client Proposals” shall mean quotes, bids or proposals, whether contemplated, submitted or in preparation for submission, for the provision of professional services by Sellers’ North American Public Services Unit.
     “Client Service Contracts” shall mean Contracts for the provision of professional services (whether as prime contractor or subcontractor or for the provision of professional services to a higher tier subcontractor) to clients by Sellers’ North American Public Service Unit.
     “Clients” shall mean the current clients of the Business.
     “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.
     “Commercial Client Contracts” shall mean the Designated Client Contracts other than the Government Contracts.
     “Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of February 13, 2009, between BearingPoint and Buyer.
     “Contract” shall mean any mortgage, note, bond, indenture, lien, lease, franchise, license, permit, agreement, contract, contract right, real property lease, equipment or other personal property lease, license, purchase order, sales order, obligation, trust, instrument, arrangement or other commitment, obligation or understanding, written or oral, to which a Person is a party or by which a Person or its assets or properties are bound.
     “Deferred Revenue” shall mean current deferred revenue arising under the Designated Client Contracts, determined in accordance with GAAP applied in a manner consistent with the BearingPoint Financials, excluding any such deferred revenue which does not constitute “negative unbilled” deferred revenue in accordance with the principles used in determining negative unbilled deferred revenue in BearingPoint’ historical reconciliation of current deferred revenue accounts set forth in its Deferred Revenue Roll Forward Statement for January 31, 2009, dated as of February 23, 2009, set forth on Schedule 11(a).

     “Direct Prohibited Client Contract” shall mean any Prohibited Client Contract where the identity of the counterparty to such Prohibited Client Contract would give rise to the inconsistency with or violation of Buyer’s Independence Obligations.
     “Dollars” shall mean United States dollars.
     “Encumbrance” shall mean any title defect, mortgage, lien, pledge, charge, security interest, claim, contractual restriction, easement, right-of-way or option.
     “Expense Reimbursement” shall mean an amount, not to exceed (i) one million five hundred thousand dollars ($1,500,000) in the case of expense reimbursement pursuant to Section 7.02(b)(i) hereto, (ii) five million dollars ($5,000,000) in the case of expense reimbursement pursuant to Section 7.02(b)(ii) hereto or (iii) two million five hundred thousand dollars ($2,500,000) in the case of expense reimbursement pursuant to Section 7.02(b)(iii) hereto, in each case equal to Buyers’ reasonable and documented out-of-pocket costs and expenses (including (x) fees and expenses of counsel, financial advisors and other professionals and consultants, (y) its share of the HSR Act filing fee and (z) expenses for professional personnel of Buyer or its Subsidiaries performing services with respect to the transactions contemplated by the Transaction Agreements based upon Buyer’s customary cost rates for internal projects) incurred by Buyer in connection with this Agreement and the transactions contemplated hereby.
     “GAAP” shall mean U.S. generally accepted accounting principles.
     “Government Contracts” shall mean Government Prime Contracts and Government Subcontracts.
     “Government Prime Contracts” shall mean the Designated Client Contracts between any Seller and the U.S. Government.
     “Government Subcontracts” shall mean (a) Designated Client Contracts between a Seller and any prime contractor of the U.S. Government in connection with such prime contractor’s Contract with the U.S. Government, including teaming agreements, or (b) any Assumed Contract with a third Person subcontractor with respect to a Government Prime Contract or any Contract described in clause (a) above, including teaming agreements.
     “Governmental Authority” shall mean any nation or government, any federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other governmental entity or quasi-governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government or any federal, state, local or foreign court, tribunal, arbitrator or registrar.
     “Governmental Entity” shall mean the U.S., any state or other political subdivision thereof and any other domestic governmental or quasi-governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission, court, tribunal or instrumentality of the U.S., any state of the U.S., or any political subdivision of any of the foregoing.

     “Intellectual Property” shall mean any and all foreign and domestic (a) trademarks, service marks, brand names, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including all extensions, modifications and renewals of same (collectively, “Trademarks”); (b) inventions, whether patentable or not, and any and all patents and patent applications, including divisionals, continuations, continuations-in-part, including renewals, extensions and reissues (collectively, “Patents”); (c) confidential and proprietary information, trade secrets and know-how, including all proprietary processes, schematics, databases, formulae, drawings, prototypes, models, designs and customer lists (collectively, “Trade Secrets”); (d) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, and registrations and applications therefore, including all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”), including any and all Copyrights that consist of computer programs and/or software programs (including all source code, object code, firmware, programming tools and/or related documentation), machine readable databases and compilations, including any and all data and collections of data, and all content contained on internet site(s); (e) proprietary methodologies and solutions, which may include Copyrights, Trade Secrets or Patents (collectively, “Solutions”); and (f) all other intellectual property rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof in the case of items (a) through (d) above.
     “Knowledge” shall mean the knowledge any Person would have after due inquiry.
     “License” shall mean all licenses, sublicenses or agreements or instruments involving any Intellectual Property, including (a) licenses by Sellers to any Person of any Intellectual Property, and (b) all licenses by any other Person to any Seller of any Intellectual Property (except with respect to generally available “off-the-shelf” software).
     “Licensed Marks” shall mean any and all trademarks, service marks, brand names, d/b/a’s, logos, symbols, trade dress and trade names owned by Sellers or their Affiliates which use, or are used in combination with, the “BearingPoint” name. For the avoidance of doubt, the Licensed Marks do not include any URLs.
     “Material Value Diminution” shall mean any change, event, occurrence or state of facts that has resulted in or would reasonably be expected to result in diminution in the aggregate value of the Business to be acquired by Buyer and its designees including the Acquired Assets and the Assumed Liabilities, taken as a whole, by more than Seventeen Million Five Hundred Thousand Dollars ($17,500,000), excluding any such diminution or increase resulting from (a) changes in GAAP or changes in the regulatory accounting requirements applicable to any industry in which any Seller or its Subsidiaries operates which occur or become effective after the date hereof, (b) changes in the financial or securities markets or general economic or political conditions in the United States, (c) changes (including changes of applicable Law) or conditions generally affecting the industry in which any Seller or its Subsidiaries operates and not specifically relating to or having a materially disproportionate effect on such Seller and its Subsidiaries, taken as a whole, (d) acts of war, sabotage or terrorism or natural disasters involving the United States of America that do not have a materially disproportionate effect on such Seller and its Subsidiaries, taken as a whole, (e) the announcement or pendency of the transactions contemplated by this Agreement (including any impact on customers or employees), including the conduct of the auction process as contemplated by the Bidding Procedures, (f) any failure by Sellers and their Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period; provided that this clause (f) shall not be construed as providing that the change, event, occurrence or state of facts giving rise to such change or failure does not constitute or contribute to a Material Value Diminution, (g) any action taken (or omitted to be taken) as required by this Agreement or at the request of the other parties to this Agreement, (h) any action of any Seller pursuant to any order of the Bankruptcy Court entered prior to the date hereof or (i) any matter to the extent resulting in an adjustment to the Purchase Price pursuant to this Agreement; provided that this clause (i) shall not be construed as providing that such matter to the extent not resulting in such an adjustment does not constitute or contribute to a Material Value Diminution.
     “Navy ERP Plan” shall mean the Navy ERP Retention Bonus Program of BearingPoint, dated November 1, 2008.
     “New Client Proposal” shall mean a Client Proposal submitted by Sellers to a Client or potential client between the date hereof and the Closing Date.
     “New Client Service Contract” shall mean a Client Service Contract entered into by Sellers between the date hereof and the Closing Date, whether as a result of a Client Proposal or otherwise.
     “New Subcontract” shall mean any subcontract entered into by a Seller between the date hereof and the Closing Date with respect to a New Client Contract.
     “New Teaming Agreement” shall mean any teaming agreement entered into by a Seller between the date hereof and the Closing Date with respect to a New Client Proposal or a New Client Contract.
     “Permitted Liens” shall mean (a) liens for Taxes not yet due and payable, (b) statutory liens which secure payments not yet due that arise, and are customarily discharged, in the ordinary course of the business and (c) the Encumbrances set forth on Schedule 11(b).
     “Person” shall mean any individual corporation, partnership (general or limited), limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, Governmental Authority or other entity.
     “Permits” shall mean all material permits, licenses, authorizations, approvals, entitlements, accreditations, certifications, franchises, consents, orders and registrations of all Governmental Authorities and any other Person which are necessary for Sellers to own, lease, manage or operate the Business as of the date hereof.
     “Prohibited Subcontract” shall mean any Contract pursuant to which a Seller retains a subcontractor in connection with the performance of any Designated Client Contract, the assumption and performance of which by Buyer or its Affiliates would be inconsistent with or in violation of Buyer’s Independence Obligations.

     “Registered” shall mean issued, registered, renewed or the subject of a pending application.
     “Related Contracts” shall mean all Contracts of Sellers (other than Client Service Contracts or Licenses) (i) relating to the provision of professional services by Sellers under the Designated Client Contracts, including (x) Reseller Contracts and (y) Related Subcontracts or (ii) which are Teaming Agreements, in each case, which are listed on Schedule 11(c), which shall include all Contracts listed on Schedule 2.11(e) and the list delivered by Sellers to Buyer in accordance with Section 3.09 hereto, except to the extent that any such Contracts are designated by Buyer to be excluded from Schedule 11(c) as an Excluded Asset pursuant to Section 9.06 hereto; provided that such Contracts which are not Related Subcontracts, Reseller Contracts or Teaming Agreements and which either (A) are entered into in the ordinary course of business consistent with past practice do not involve the annual payment or receipt of at least twenty-five thousand Dollars ($25,000) or (B) are entered into in the ordinary course of business consistent with past practice which are cancelable on thirty (30) days or less notice without payment or penalty and do not involve annual payment or receipt of at least fifty thousand Dollars ($50,000), shall, in each case, be deemed “Related Contracts” regardless of whether listed on Schedule 11(c), unless designated by Buyer to be excluded as an Excluded Asset pursuant to Section 9.06 hereto.
     “Related Subcontracts” shall mean Contracts pursuant to which Sellers retain a subcontractor in connection with the provision of professional services by Sellers under the Designated Client Contract.
     “Reseller Contracts” shall mean all Contracts pursuant to which Seller is required to resell any products in connection with any Designated Client Contract.
     “Residuals” shall mean that Business Confidential Information which may be retained in the unaided memory of those directors, officers, employees, agents and representatives of Sellers or their Affiliates who have had access to the Business Confidential Information prior to the Closing Date.
     “Retention Bonus Agreements” shall mean those certain 2009 Cash Retention Bonus Plan Agreements, dated January 7, 2009, between Sellers and certain Business Employees.
     “Retention Employees” shall mean those Business Employees who participate in one (1) or more Bonus Plans.
     “Schedules” shall mean the disclosure schedules dated the date hereof regarding this Agreement that have been provided by Sellers to Buyer, as amended pursuant to Sections 9.06 or 10.09 hereto.
     “Seller Benefit Plans” shall mean (a) each current “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), covering a Business Employee and (b) each current stock purchase, stock option, stock appreciation or other stock-based compensation, pension, profit-sharing, retirement, hospitalization, salary continuation, tuition assistance or other medical, life or other insurance, severance, change-in-control, fringe benefit, bonus, incentive and deferred compensation plan, agreement, program, policy or other arrangement covering a Business Employee.
     “Subsidiary” shall mean, with respect to any Person at any time, any corporation, partnership, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust or estate, unincorporated organization or other entity of which (or in which) more than fifty percent (50%) of: (a) the issued and outstanding shares of capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time shares of capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture, limited liability company or limited liability partnership or (c) the beneficial interest in such trust or estate, is, at such time, directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
     “Target Comparison Amount” shall mean:
          (a) if the Closing Date is on or before May 7, 2009, $176 million ($176,000,000); and
          (b) if the Closing date is after May 7, 2009:
          (i) for purposes of Section 1.03(b) hereto, the greater of $176 million ($176,000,000) and the May 7 Estimated Target Amount; and
          (ii) for purposes of Section 1.05(d) hereto, the greater of $176 million ($176,000,000) and the May 7 Actual Target Amount.
     “Tax” or “Taxes” shall mean any and all federal, state, county, local, foreign and other taxes, assessments, duties or charges of any kind whatsoever, including franchise, income, sales, use, ad valorem, gross receipts, value added, profits, license, minimum, alternative minimum, environmental, withholding, payroll, employment, excise, property, customs and occupation taxes, including any liability for the payment of any Taxes as a result of being a member of any affiliated, consolidated, combined or unitary group pursuant to Section 1.1502-6 of the Treasury Regulations promulgated under the Code or similar state, local or foreign legislative, administrative or judicial provisions and any liability for Taxes as a result of being a transferee pursuant to Section 6901 of the Code or similar state, local, or foreign legislative, administrative or judicial provisions, together with any interest, fine, penalty, addition to tax and other amounts imposed with respect thereto.
     “Tax Return” shall mean all material returns, reports, statements and forms required to be filed by any applicable federal, state, local or foreign tax Laws relating to the Business and/or the Acquired Assets.
     “Teaming Agreements” shall mean teaming agreements or similar teaming arrangements including Contracts relating to (i) the anticipated provision of professional services under

Contracts which would be award if the Designated Client Proposal are accepted, (ii) the development of Designated Client Proposals or (iii) pursuit of Contract awards in connection with Designated Client Proposals.
     “Texas Online Contracts” shall mean those certain Contracts between Sellers and the Texas Department of Information Resources having an assigned contract number within Sellers’ contracts system of CON016527, 006181 and 038709.
     “Transaction Agreements” shall mean this Agreement, together with the Assignment and Assumption Agreements, Bills of Sale, Transition Services Agreement, Escrow Agreement, Cross-License Agreement, Trademark License Agreement, Patent Assignment, Copyright Assignment, Domain Name Assignment, Subcontract Agreement, and Novation Agreement.
     “URL” shall mean universal resource locator, the computer internet address of a website.
     “U.S. Government” shall mean the federal government of the U.S. and any agencies, instrumentalities and departments thereof.
     “WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.
     “Work Product” shall mean all billing files, technical data, and working paper files generated by any Seller for Clients.
     In addition to the foregoing definitions, the following terms shall have the definitions specified in the section of the Agreement listed in the following table:

Defined Term	Section

Accounts Receivable	1.01(a)(iii)
Acquired Non-IP Assets	1.01(a)
Acquired Records	1.01(a)(x)
Actual Comparison Amount	1.05(a)(ii)
Adjudicated Damages	1.09(c)
Agreement	Preamble
Allocation Statement	1.07
Apportioned Obligations	9.09(a)
Approval Order	9.03(b)
Assignment and Assumption Agreements	1.08(a)(ii)
Assumed Contracts	1.01(a)(i)
Assumed Liabilities	1.02(a)
Back-to-Back Letter of Credit	5.03
Bankruptcy Cases	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
BearingPoint	Preamble
Bills of Sale	1.08(a)(iii)
Bidding Procedures Order	9.02

Defined Term	Section

Bonus Motions	9.08(b)(ii)
Business Confidentiality Agreement	9.05(d)
Business IP	1.01(b)
Buyer	Preamble
Buyer Reconciliation Payment	1.05(d)(i)
Closing	1.04
Closing Date	1.04
Closing Date Cash Payment	1.03(c)(i)
Closing Statement	1.03(b)
Code	1.07
Competing Bid	3.06
Copyright Assignment	1.08(a)(ix)
Copyrights	Article 11
Corrected Closing Date Cash Payment	1.05(d)(iii)
Cross-License Agreement	1.08(a)(vi)
DCAA	2.12(i)
Deposit	1.09(a)
Deposit Escrow Agent	1.09(a)
Designated Client Contracts	1.01(a)(i)(A)
Designated Client Proposals	1.01(a)(ii)
Designated Real Property Leases	1.01(a)(i)(D)
Dispute	1.05(c)
Dispute Notice	1.05(b)
Domain Name Assignment	1.08(a)(x)
ERISA	Article 11
Escrow Account	1.03(c)(ii)
Escrow Agent	1.08(a)(v)
Escrow Agreement	1.08(a)(v)
Escrow Amount	1.03(c)(ii)
Estimated Comparison Amount	1.03(b)(ii)
Excluded Assets	1.01(c)
Excluded Liabilities	1.02(b)
FAR	2.12(b)
Final Order	9.03(c)
HSR Act	9.01(a)
Law	2.03(b)(ii)
Leased Premises	2.10(a)
May 7 Actual Target Amount	1.05(a)(ii)
May 7 Estimated Target Amount	1.03(b)(ii)
Negotiating Period	1.05(b)
Neutral Firm	1.05(c)
New York Courts	10.02
Novation Agreement	9.04(a)
Other Business Contracts	1.01(a)(i)(C)
Patent Assignment	1.08(a)(vii)

Defined Term	Section

Patents	Article 11
Post-Closing Statement	1.05(a)
Post-Closing Tax Period	9.09(a)
Pre-Closing Tax Period	9.09(a)
Prohibited Client Contract	9.06(f)
Purchase Price	1.03(a)
Reconciliation Payment	1.05(d)(iv)
Related Contracts	11(c)
Relevant LC	2.11(g)
Second Request	9.01(b)
Seller	Preamble
Seller Reconciliation Payment	1.05(d)(i)
Sellers	Preamble
Solutions	Article 11
Subcontract Agreement	9.04(c)
Suit	2.06(c)
Tax Asset	3.04
Termination Date	7.01(g)
Territory	3.08
Trade Secrets	Article 11
Trademark License Agreement	1.08(a)(viii)
Trademarks	Article 11
Transfer Expenses	1.06
Transferred Employees	9.08(a)
Transition Services Agreement	1.08(a)(iv)
Unlisted Client Proposal	9.06(b)
Unlisted Client Service Contract	9.06(b)
Updated Schedules	9.06(j)
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date first set forth above.

DELOITTE LLP
By:	/s/ Jack Russi
	Name:	Jack Russi
	Title:	National Managing Partner, Corporate Development

BEARINGPOINT, INC.
By:	/s/ F. Edwin Harbach
	Name:	F. Edwin Harbach
	Title:	Chief Executive Officer

BEARINGPOINT AMERICAS, INC.
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Director

BEARINGPOINT GLOBAL OPERATIONS, INC.
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Director

Counterpart Signature Page
Asset Purchase Agreement

BE NEW YORK HOLDINGS, INC.
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Director

METRIUS, INC.
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Director

OAD GROUP, INC.
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Director

BEARINGPOINT SOUTHEAST ASIA LLC
By:	BearingPoint, LLC, its Sole Member

By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Vice President & Secretary

Counterpart Signature Page
Asset Purchase Agreement

I2 NORTHWEST LLC
By:	BearingPoint, Inc., its Sole Member

By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Vice President & Secretary

BEARINGPOINT, LLC
By:	BearingPoint, Inc., its Sole Member

By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Executive Vice President & Chief Legal Officer

I2 MID ATLANTIC LLC
By:	BearingPoint, LLC, its Sole Member

By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Vice President & Secretary

BEARINGPOINT BG, LLC
By:	BearingPoint Global Operations, Inc.,
its Sole Member

By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Director

Counterpart Signature Page
Asset Purchase Agreement

BEARINGPOINT ENTERPRISE HOLDINGS, LLC
By:	BearingPoint, LLC, it Sole Member

By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Vice President & Secretary

PELOTON HOLDINGS, LLC
By:	BearingPoint, LLC, its Sole Member

By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Vice President & Secretary

BEARINGPOINT RUSSIA, LLC
By:	BearingPoint, LLC, its Sole Member

By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Vice President & Secretary

BEARINGPOINT PUERTO RICO, LLC
By:	BearingPoint Americas, Inc., its Sole Member

By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Vice President & Secretary

Counterpart Signature Page
Asset Purchase Agreement

BEARINGPOINT ISRAEL, LLC
By:	BearingPoint, LLC, its Sole Member

By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Vice President & Secretary

BEARINGPOINT SOUTH PACIFIC, LLC
By:	BearingPoint, LLC, its Sole Member

By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Vice President & Secretary

DALLAS PROJECT HOLDINGS LIMITED
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Director

OAD ACQUISITION CORP
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Director

Counterpart Signature Page
Asset Purchase Agreement

BEARINGPOINT GLOBAL, INC.
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Director

SOFTLINE CONSULTING AND INTEGRATORS INC.
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Director

SOFTLINE ACQUISITION CORP.
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Director

BEARINGPOINT INTERNATIONAL I, INC.
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Director

BEARINGPOINT USA, INC.
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Director

Counterpart Signature Page
Asset Purchase Agreement

BEARINGPOINT LP
By:	BearingPoint Canada Holding I, its General Partner

By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Vice President & Secretary

Counterpart Signature Page
Asset Purchase Agreement